Exhibit 99.8
EXECUTION VERSION
AMENDMENT AND RESTATEMENT AGREEMENT
dated 5 March 2010
for
MISYS PLC
with
HSBC BANK PLC
acting as Agent
RELATING TO A FACILITY AGREEMENT DATED
26 May 2009
Ref: L-162358
Linklaters LLP

CONTENTS

CLAUSE		PAGE

1.	Definitions and interpretation	1
2.	Representations	1
3.	Amendment	2
4.	Transaction expenses	2
5.	Miscellaneous	2
6.	Governing law	2
THE SCHEDULES

SCHEDULE	PAGE

SCHEDULE 1 Form of Amended Agreement	4

-(i)-

THIS AGREEMENT is dated 5 March 2010 and made between:
(1)	MISYS PLC a company incorporated in England and Wales with company number 1360027 for itself and as agent of the Obligors (the “Company”); and

(2)	HSBC BANK PLC as agent of the Lenders (the “Agent”).
IT IS AGREED as follows:
1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Amended Agreement” means the Original Facility Agreement, as amended by this Agreement.

“Original Facility Agreement” means the £210,000,000 term and multicurrency revolving credit facilities agreement dated 26 May 2009 as amended on 23 June 2009 between the Company, certain Subsidiaries of the Company as borrowers and guarantors, the Agent, the Arrangers named in it and the Lenders named in it.

“Party” means a party to this Agreement.

1.2	Incorporation of defined terms

(a)	Unless a contrary indication appears, terms defined in the Original Facility Agreement have the same meaning in this Agreement.

(b)	The principles of construction set out in the Original Facility Agreement shall have effect as if set out in this Agreement.

1.3	Third Party Rights

A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

1.4	Designation

In accordance with the Original Facility Agreement, each of the Company and the Agent designate this Agreement as a Finance Document.

2.	REPRESENTATIONS

2.1	Repeating Representations

Each Obligor makes the Repeating Representations, and the representations and warranties in Clause 19.5 (Validity and admissibility in evidence) and 19.7 (No filing or stamp taxes) of the Original Facility Agreement, by reference to the facts and circumstances then existing on the date of this Agreement but as if references in Clause 19 (Representations) of the Original Facility Agreement to “the Finance Documents” were instead to this Agreement and to the Amended Agreement.

2.2	Information

The Company represents and warrants that all information supplied by or on behalf of it to the Lenders in connection with this Agreement and the Amended Agreement is true and accurate in all material respects and no information has been given or withheld that results in the information contained in this Agreement and the Amended Agreement being untrue or misleading in any material respect either when provided or as at the date of this Agreement.

3.	AMENDMENT

3.1	Amendment

With effect from the date hereof the Original Facility Agreement shall be amended and restated in the form set out in Schedule 1 (Form of Amended Agreement).

3.2	Continuing obligations

The provisions of the Original Facility Agreement and the other Finance Documents (including the guarantee and indemnity of each Guarantor) shall, save as amended by this Agreement, continue in full force and effect.

4.	TRANSACTION EXPENSES

The Company shall within three Business Days of demand reimburse the Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent in connection with the negotiation, preparation, printing and execution of this Agreement and any other documents referred to in this Agreement.

5.	MISCELLANEOUS

5.1	Incorporation of terms

The provisions of Clause 31 (Notices) and Clause 38 (Enforcement) of the Original Facility Agreement shall be incorporated into this Agreement as if set out in full in this Agreement and as if references in those clauses to “this Agreement” are references to this Agreement.

5.2	Counterparts

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

6.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.
This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1
Form of Amended Agreement

SIGNATURES TO AMENDMENT AND RESTATEMENT AGREEMENT
MISYS PLC
for itself and as agent for each of the other Obligors

By:	/s/ James Gelly
James Gelly
HSBC BANK PLC
in its capacity as Agent for an on behalf of the Lenders

By:	/s/ Chris Merrett
Chris Merrett
Authorised Signature

Dated 26 May 2009
as amended on 23 June 2009 and as amended and restated on 5 March 2010
£210,000,000
TERM AND MULTICURRENCY REVOLVING CREDIT FACILITIES AGREEMENT
for
MISYS PLC
as Company
arranged by
THE ROYAL BANK OF SCOTLAND PLC, HSBC BANK PLC, BARCLAYS CAPITAL
CLYDESDALE BANK PLC (trading as YORKSHIRE BANK)
and KFW IPEX-BANK GMBH LONDON BRANCH
with
HSBC BANK PLC
as Agent
and
HSBC CORPORATE TRUSTEE COMPANY (UK) LIMITED
as Security Agent
Ref: BG/JAI/KN
Linklaters LLP

CONTENTS

CLAUSE		PAGE

SECTION 1
INTERPRETATION
1.	Definitions and interpretation	1

SECTION 2
THE FACILITIES
2.	The Facilities	23
3.	Purpose	25
4.	Conditions of utilisation	26

SECTION 3
UTILISATION
5.	Utilisation	28
6.	Optional Currencies	29

SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION
7.	Repayment	31
8.	Prepayment and cancellation	31

SECTION 5
COSTS OF UTILISATION
9.	Interest	36
10.	Interest Periods	36
11.	Changes to the calculation of interest	37
12.	Fees	38

SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS
13.	Tax gross-up and indemnities	40
14.	Increased Costs	46
15.	Other indemnities	47
16.	Mitigation by the Lenders	48
17.	Costs and expenses	48

SECTION 7
GUARANTEE
18.	Guarantee and indemnity	50

SECTION 8
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT
19.	Representations	58
20.	Information undertakings	63
21.	Financial covenants	69
22.	General undertakings	73
23.	Events of Default	81

SECTION 9
CHANGES TO PARTIES
24.	Changes to the Lenders	86
25.	Changes to the Obligors	92

(i)

THE SCHEDULES

(ii)

THIS AGREEMENT is dated 26 May 2009 and made between:
(1)	MISYS PLC. a company incorporated in England and Wales with company number 1360027 (the “Company”);

(2)	THE SUBSIDIARIES of the Company listed in Part I of Schedule 1 (Original Parties) as original guarantors (together with the Company the “Original Obligors”);

(3)	THE ROYAL BANK OF SCOTLAND PLC, HSBC BANK PLC, BARCLAYS CAPITAL CLYDESDALE BANK PLC (trading as YORKSHIRE BANK) and KFW IPEX-BANK GMBH LONDON BRANCH as mandated lead arrangers (whether acting individually or together, the “Arranger”);

(4)	THE FINANCIAL INSTITUTIONS listed in Part II of Schedule 1 (Original Parties) as original lenders (the “Original Lenders”);

(5)	HSBC BANK PLC as agent of the Lenders (the “Agent”); and

(6)	HSBC CORPORATE TRUSTEE COMPANY (UK) LIMITED as security agent for the Finance Parties (the “Security Agent”).
IT IS AGREED as follows:
SECTION 1
INTERPRETATION
1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Acceptable Bank” means a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of A- or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or A3 or higher by Moody’s Investor Services Limited.

“Accession Letter” means a document substantially in the form set out in Schedule 6 (Form of Accession Letter) or in any other form agreed between the Company and the Agent.

“Acquisition” has the meaning given to it in Clause 22.12 (Prohibited acquisitions).

“Additional Borrower” means a company or partnership which becomes an Additional Borrower in accordance with Clause 25 (Changes to the Obligors).

“Additional Guarantor” means a company or partnership which becomes an Additional Guarantor in accordance with Clause 25 (Changes to the Obligors).

“Additional Obligor” means an Additional Borrower or an Additional Guarantor.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company and, in respect of Clydesdale Bank PLC (trading as Yorkshire Bank) only, includes National Australia Bank Limited (ABN 12 004 044 937).

“Agent’s Spot Rate of Exchange” means the Agent’s spot rate of exchange for the purchase of the relevant currency with the Base Currency in the London foreign exchange market at or about 11.00 a.m. on a particular day.

“Agreed Form” means, in relation to a document, that:
(a)	it is in a form initialled by or on behalf of the Company and the Agent on or before the signing of this Agreement for the purposes of identification; or

(b)	if not falling within paragraph (a) above, it is in form and substance satisfactory to the Agent (acting reasonably) and initialled by or on behalf of the Agent for the purposes of identification.
“Amendment Agreement” means the amendment and restatement agreement dated 5 March 2010, and entered into between the Company (for itself and on behalf of the Obligors) and the Agent as agent of the Lenders, pursuant to which this Agreement is amended and restated.

“Allscripts” means Allscripts-Misys Healthcare Solutions, Inc.

“Allscripts Group” means Allscripts together with its Subsidiaries from time to time.

“Allscripts Holding Companies” means Misys Patriot Limited and Misys Patriot US Holdings LLC.

“Anti-Terrorism Law” has the meaning given to it in Clause 19.17 (U.S. matters).

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means:
(a)	in relation to a Loan advanced for the Refinancing Purpose, the period from and including the date of this Agreement to and including the date falling 14 days after the date of this Agreement; and

(b)	in relation to a Facility B Loan advanced for any other purpose, the period from and including the date of this Agreement to and including the date falling one month before the Termination Date applicable to Facility B.
“Available Commitment” means, in relation to a Facility, a Lender’s Commitment under that Facility minus:
(a)	the Base Currency Amount of its participation in any outstanding Loans under that Facility; and

(b)	in relation to any proposed Utilisation, the Base Currency Amount of its participation in any Loans that are due to be made under that Facility on or before the proposed Utilisation Date, other than, in relation to any proposed Utilisation under Facility B only, that Lender’s participation in any Facility B Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date.

“Available Facility” means, in relation to a Facility, the aggregate for the time being of each Lender’s Available Commitment in respect of that Facility.

“Base Case” means the economic base case model in relation to the Group, prepared by the Company dated April 2009.

“Base Currency” or “£” means pounds sterling.

“Base Currency Amount” means the amount specified in the Utilisation Request delivered by a Borrower for that Loan (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three Business Days before the Utilisation Date or, if later, on the date the Agent receives the Utilisation Request) adjusted to reflect any repayment or prepayment of the Loan.

“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor thereto).

“Borrower” means a Facility A Borrower or a Facility B Borrower.

“Borrower Transfer Agreement” means an agreement effecting a transfer of Loans between Borrowers in accordance with Clause 25.8 (Transfer of Loans between Borrowers) in the form of Schedule 10 (Form of Borrower Transfer Agreement) with such amendments as the Agent and the Company may agree.

“Break Costs” means the amount (if any) by which:
(a)	the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;
exceeds:
(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.
“Budget” means each budget supplied under and complying with Clause 20.4 (Annual Budget).

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, New York and:
(a)	(in relation to any date for payment or purchase of a currency other than euro) the principal financial centre of the country of that currency; or

(b)	(in relation to any date for payment or purchase of euro) any TARGET Day.
“Charged Assets” means the assets over which Security is expressed to be created pursuant to any Security Document.

“Code” means, at any date, the United States Internal Revenue Code of 1986, as the same may be in effect at such date.

“Commitment” means a Facility A Commitment or Facility B Commitment.
“Compliance Certificate” means a certificate substantially in the form set out in Schedule 8 (Form of Compliance Certificate).
“Confidential Information” means all information relating to the Company, any Obligor, the Group, the Finance Documents or a Facility in respect of which a Finance Party becomes aware in its capacity as a Finance Party or which is received by a Finance Party in relation to the Finance Documents or the Facilities from either:
(a)	any member of the Group or any of its advisers, or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:
(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of a Finance Document or any confidentiality undertaking; or

(ii)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(iii)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality;
“Confidentiality Undertaking” means a confidentiality undertaking substantially in the form recommended by the LMA or in any other form agreed between the Company and the Agent.
“CTA” means the Corporation Tax Act 2009.
“Debt Purchase Transaction” means, in relation to a person, a transaction where such person:
(a)	purchases by way of assignment or transfer;

(b)	enters into any sub-participation in respect of; or

(c)	enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of, any Commitment or amount outstanding under this Agreement.
“Default” means an Event of Default or any event or circumstance specified in Clause 23 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Defaulting Lender” means any Lender:
(a)	which has failed to make its participation in a Loan available or has notified the Agent that it will not make its participation in a Loan available by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders’ participation);

(b)	which has otherwise rescinded or repudiated a Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing, unless, in the case of paragraph (a) above:
(i)	its failure to pay is caused by:
(A)	administrative or technical error; or

(B)	a Disruption Event; and
payment is made within five Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.
“Disruption Event” means either or both of:
(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:
(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents, and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.
“Dormant Company” means a company:
(a)	which has been dormant since its incorporation or since the end of its previous financial year (and for this purpose “dormant” has the meaning given to it in Section 1169(1) of the Companies Act 2006);

(b)	the value of whose total assets is less than £5,000 (or its equivalent in another currency or currencies); and

(c)	which holds no shares in any other person (other than another Dormant Company).
“Environmental Claim” means any claim, proceeding or investigation by any person in respect of any Environmental Law.

“Environmental Law” means any applicable law in any jurisdiction in which any member of the Restricted Group conducts business which relates to the pollution or protection of the environment or harm to or the protection of human health.
“Environmental Permits” means any permit, licence, consent, approval and other authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Restricted Group conducted on or from the properties owned or used by the relevant member of the Restricted Group.
“Equity Offering” means the issue after the date of this Agreement by a member of the Restricted Group of any share capital or any option, warrant or other right to call for the issue of or allotment of, subscribe for, purchase or otherwise acquire any of its share capital (including any right of pre-emption, conversion or exchange) by way of public offer, private placement or rights issue other than to another member of the Restricted Group.
“Equity Offering Proceeds” means the cash proceeds of any Equity Offering received by a member of the Restricted Group (other than to the extent such proceeds constitute Net Debt Proceeds) after deducting:
(a)	fees and transaction costs properly incurred in connection with that Equity Offering; and

(b)	any Taxes payable or reserved against in accordance with GAAP in connection with that Equity Offering, but ignoring any Equity Offering where the cash proceeds of such Equity Offering (after the applicable deductions specified above) do not exceed £1,500,000.
“ERISA” means, at any date, the United States Employee Retirement Income Security Act of 1974, and the regulations promulgated and rulings issued under it, all as the same may be in effect at such date.
“ERISA Affiliate” means, in relation to the Company, any person (as defined in section 3(9) of ERISA) which, together with the Company, is treated as a “single employer” under sections 414(b), (c), (m) or (o) of the Code.
“EURIBOR” means, in relation to any Loan in euro:
(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the European interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in euro for a period comparable to the Interest Period of the relevant Loan.
“Event of Default” means any event or circumstance specified as such in Clause 23 (Events of Default).

“Existing Financial Indebtedness” means all existing Financial Indebtedness incurred by any member of the Group, under the Existing Revolving Facility Agreement and the Existing Subordinated Facility Agreement.
“Existing Revolving Facility Agreement” means the multicurrency revolving credit agreement dated 29 September 2008 (as amended) between, amongst others, the Company and certain financial institutions.
“Existing Security” means all security interests granted by Misys Holdings Limited or Misys Holdings Inc. to the Security Agent under or pursuant to the Existing Revolving Facility Agreement.
“Existing Subordinated Facility Agreement” means the subordinated loan agreement dated 29 September 2008 (as amended) between, among others, the Company and Value Act Capital Master Fund, L.P.
“Facility” means Facility A or Facility B.
“Facility A” means the term loan facility made available under this Agreement as described in paragraph (a) of Clause 2.1 (The Facilities).
“Facility A Borrower” means:
(a)	the Company; and

(b)	any Additional Borrower under Facility A,
unless it has ceased to be a Facility A Borrower in accordance with Clause 25 (Changes to the Obligors).
“Facility A Commitment” means:
(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Facility A Commitment” in Part II of Schedule 1 (Original Parties) and the amount of any other Facility A Commitment transferred or assigned to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and

(b)	in relation to any other Lender, the amount in the Base Currency of any Facility A Commitment transferred or assigned to it under this Agreement, to the extent not cancelled, reduced or transferred by it under this Agreement.
“Facility A Lender” means:
(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Facility A Lender in accordance with Clause 2.2 (Increase) or Clause 24 (Changes to the Lenders),
which, in each case, has not ceased to be a Facility A Lender in accordance with this Agreement.
“Facility A Loan” means a loan made or to be made under Facility A or the principal amount outstanding for the time being of that loan.

“Facility B” means the revolving credit facility made available under this Agreement as described in paragraph (c) of Clause 2.1 (The Facilities).
“Facility B Borrower” means:
(a)	the Company; and

(b)	any Additional Borrower under Facility B,
unless it has ceased to be a Facility B Borrower in accordance with Clause 25 (Changes to the Obligors).
“Facility B Commitment” means:
(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Facility B Commitment” in Part II of Schedule 1 (Original Parties) and the amount of any other Facility B Commitment transferred or assigned to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and

(b)	in relation to any other Lender, the amount in the Base Currency of any Facility B Commitment transferred or assigned to it under this Agreement, to the extent not cancelled, reduced, transferred or assigned by it under this Agreement.
“Facility B Lender” means:
(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Facility B Lender in accordance with Clause 2.2 (Increase) or Clause 24 (Changes to the Lenders),
which, in each case, has not ceased to be a Facility B Lender in accordance with this Agreement.
“Facility B Loan” means a loan made or to be made under Facility B or the principal amount outstanding for the time being of that loan.
“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.
“Fee Letter” means each letter dated on or about the date hereof between, as the case may be, the Agent and the Company (or the Security Agent and the Company or the Arranger and the Company) setting out the fees referred to in Clause 12 (Fees) or paragraph (e) of Clause 2.2 (Increase).
“Finance Document” means this Agreement, any Fee Letter, any Accession Letter, any Security Document, any Resignation Letter, any Borrower Transfer Agreement and any other document designated as such by the Agent and the Company.
“Finance Party” means the Agent, the Arranger, the Security Agent or a Lender.
“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold or discounted on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing other than a purchase agreement for assets or services (i) acquired in the ordinary course of trading, or (ii) under which the purchase price is payable 90 days or less after the supply of those goods or services;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(i)	any amount raised by the issue of redeemable shares; or

(j)	(without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above, excluding any indebtedness owed by one member of the Restricted Group to another.
A certificate signed by both the Company and the Agent specifying that certain indebtedness is, or is not, Financial Indebtedness shall be conclusive.
“Financial Quarter” means the period commencing on the day immediately following a Quarter Date and ending on the next Quarter Date.
“Funds Flow Memorandum” means the sources and uses report showing the funds flow on the Refinancing Completion Date in the Agreed Form prepared by the Company.
“GAAP” means, in relation to an Obligor, generally accepted accounting principles in its jurisdiction of incorporation including IFRS.
“Group” means, at any time, the Company and its Subsidiaries from time to time.
“Guarantor” means an Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 25 (Changes to the Obligors).
“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged or received under the laws applicable to any Obligor or any Finance Party which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.
“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.
“IFRS” means the international financial accounting standards issued by the International Accounting Standards Board, part of the International Accounting Standards Committee Foundation as adopted by the European Union.
“Impaired Agent” means the Agent at any time when:
(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	the Agent otherwise rescinds or repudiates a Finance Document;

(c)	(if the Agent is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) of the definition of Defaulting Lender; or

(d)	an Insolvency Event has occurred and is continuing with respect to the Agent; unless, in the case of paragraph (a) above:
(i)	its failure to pay is caused by:
(A)	administrative or technical error; or

(B)	a Disruption Event; and
payment is made within five Business Days of its due date; or

(ii)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.
“Increase Confirmation” means a confirmation substantially in the form set out in Schedule 12 (Form of Increase Confirmation).
“Increase Lender” has the meaning given to it in Clause 2.2 (Increase).
“Information Memorandum” means the document concerning the Group which is to be prepared, at the Company’s request and on its behalf, in relation to this transaction and approved by the Company.
“Insolvency Event” in relation to a Finance Party means that the Finance Party:
(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)	institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)	has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:
(i)	results in a judgement of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;
(f)	has instituted against it a bank insolvency proceeding pursuant to Part 2 of the Banking Act 2009 or a bank administration proceeding pursuant to Part 3 of the Banking Act 2009;

(g)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(h)	seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets;

(i)	has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(j)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (i) above; or

(k)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence, in any of the foregoing acts.
“ITA” means the Income Tax Act 2007.
“Interest Period” means:
(a)	in relation to a Loan, each period determined in accordance with Clause 10 (Interest Periods); and

(b)	in relation to an Unpaid Sum, each period determined in accordance with Clause 9.3 (Default interest).
“IRS” means the United States Internal Revenue Service (or any successor thereto).

“Lender” means a Facility A Lender or a Facility B Lender.
“Liabilities” has the meaning given to that term in the Security Documents.
“LIBOR” means, in relation to any Loan:
(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the currency or Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in the currency of that Loan and for a period comparable to the Interest Period for that Loan.
“LMA” means the Loan Market Association.
“Loan” means a Facility A Loan or a Facility B Loan.
“Luxembourg” means the Grand Duchy of Luxembourg.
“Majority Lenders” means a Lender or Lenders whose participations in Loans and undrawn Commitments aggregate more than 66⅔ per cent. of the aggregate of all the Loans then outstanding and the then undrawn Total Commitments.
“Mandatory Cost” means the percentage rate per annum calculated by the Agent in accordance with Schedule 4 (Mandatory Cost formulae).
“Margin” means:
(a)	prior to the delivery of the first Compliance Certificate pursuant to Clause 20.2 (Compliance Certificate), 3.25 per cent. per annum;

(b)	until the date falling six months after the first Utilisation Date of Facility A, the higher of the rate per annum specified in paragraph (a) above and the rate per annum specified by reference to the ratio of Net Borrowings to Adjusted EBITDA, as per the table below (calculated by reference to the most recent Compliance Certificate); and

(c)	after the date falling six months after the first Utilisation Date of Facility A, the rate per annum specified by reference to the ratio of Net Borrowings to Adjusted EBITDA, as per the table below;

Ratio of Net Borrowings to Adjusted	Margin
EBITDA	(%)
Greater than 2.50 : 1	3.50
Greater than 2.00 : 1 but less than or equal to 2.50 : 1	3.25

Ratio of Net Borrowings to Adjusted	Margin
EBITDA	(%)
Greater than 1.50 : 1 but less than or equal to 2.00 : 1	2.75
Less than or equal to 1.50 : 1	2.50
For the purpose of determining the Margin:
(i)	each of “Adjusted EBITDA”, “Net Borrowings” and “Relevant Period” has the meaning given to it in Clause 21.1 (Financial definitions);

(ii)	the ratio of Net Borrowings to Adjusted EBITDA shall be determined by reference to the most recent Compliance Certificate delivered to the Agent pursuant to Clause 20.2 (Compliance Certificate); and

(iii)	any adjustment to the Margin shall take effect from the date falling three Business Days after receipt by the Agent of a Compliance Certificate delivered to it pursuant to Clause 20.2 (Compliance Certificate) save for an adjustment resulting from the occurrence of an Event of Default or from a Compliance Certificate not being delivered in accordance with Clause 20.2 (Compliance Certificate), which shall apply immediately upon the date the relevant Event of Default or, as the case may be, non-delivery occurs, provided that the Margin shall be the highest rate specified in the relevant table if and for so long as an Event of Default is continuing or any Compliance Certificate has not been delivered in accordance with Clause 20.2 (Compliance Certificate).
“Margin Regulations” means Regulations T, U and X of the Board.
“Margin Stock” means “margin stock” or “margin security” within the meaning of the Margin Regulations.
“Material Adverse Effect” means a material adverse effect on:
(a)	the business, assets or financial condition of the Restricted Group taken as a whole;

(b)	the ability of the Obligors taken as a whole to perform and comply with their payment obligations and the financial covenants under any Finance Document; or

(c)	the validity, legality or enforceability of any Security expressed to be created pursuant to any Security Document or on the priority and ranking of any of that Security.
“Merger” means the merger of a wholly owned subsidiary of Allscripts with and into Misys Healthcare Systems, LLC on 10 October 2008.
“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.
The above rules will only apply to the last Month of any period.
“Net Debt Proceeds” means the cash or cash equivalent proceeds received by a member of the Restricted Group in connection with any Financial Indebtedness borrowed or issued after the date of this Agreement other than:
(i)	under the Finance Documents;

(ii)	from another member of the Group;

(iii)	under hedging or other derivative transactions entered into in the ordinary course of trading for non-speculative transactions;

(iv)	working capital facilities made available in the United States in a principal amount not exceeding $6,000,000;

(v)	working capital facilities made available in the United Kingdom in a principal amount not exceeding £15,000,000, after deducting:
(a)	any transaction costs and up-front fees properly incurred in connection with the raising of that Financial Indebtedness; and

(b)	any amount of such proceeds that are raised to refinance existing Financial Indebtedness of any member of the Restricted Group.
“Net Proceeds” means Equity Offering Proceeds, Net Debt Proceeds or Net Sale Proceeds.
“Net Sale Proceeds” means the cash or cash equivalent proceeds (including, when received, the cash or cash equivalent proceeds of any deferred consideration, whether by way of adjustment to the purchase price or otherwise, and any amount received in repayment of any intercompany debt owed by any Subsidiary that is subject to the relevant disposal) received by a member of the Restricted Group in connection with the sale, transfer or other disposal by any member of the Restricted Group to a person that is not a member of the Restricted Group of an asset (but excluding any sale, transfer or other disposal which constitutes a Permitted Buyback) for a cash consideration exceeding £3,500,000 per disposal (or its equivalent in another currency or currencies) in respect of any disposal falling within paragraphs (b)(ii), (iii), (v), (viii) or (ix) of Clause 22.5 (Disposals)) but excluding any sale, transfer or other disposal which constitutes a Permitted Buyback, and after deducting:

(a)	any Taxes payable or reserved against in accordance with GAAP in connection with the relevant sale, transfer or disposal;

(b)	any transaction costs incurred in connection with the relevant sale, transfer or disposal; and

(c)	if applicable, an amount equal to any provision which the Company reasonably determines it is required to make in its financial statements in accordance with GAAP to reflect its potential liability under the representations, undertakings or indemnities given in connection with the relevant sale, transfer or disposal, provided further, for the purposes of Clause 8.3 (Net Proceeds) only, that such proceeds have not been applied within six months of receipt towards the purchase of other assets for use in the Group’s core business or related activities.
“Obligor” means a Borrower or a Guarantor.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Optional Currency” means a currency (other than the Base Currency) which complies with the conditions set out in Clause 4.3 (Conditions relating to Optional Currencies).
“Original Financial Statements” means:
(a)	in relation to the Company, its audited consolidated financial statements for its financial year ended 31 May 2008; and

(b)	in relation to each Additional Obligor, its financial statements delivered by it pursuant to Part II of Schedule 2 (Conditions precedent), if any, or the first set of audited financial statements delivered pursuant to Clause 20.1 (Financial statements).
“Original Obligor” means the Company or an Original Guarantor.
“Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.
“Party” means a party to this Agreement and includes its successors in title, permitted assigns and permitted transferees.
“Pensions Notice” means:
(a)	a contribution notice issued under section 38 or section 47 of the Pensions Act 2004; or

(b)	a financial support direction issued under section 43 of the Pensions Act 2004, in each case issued by the Pensions Regulator to an Obligor in respect of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pension Schemes Act 1993).
“Pensions Regulator” means the Pensions Regulator to be established under section 1 of the Pensions Act 2004.

“Permitted Buyback” means a buy back of shares by Allscripts, provided that the Restricted Group shall immediately following such buy back own at least 54.5% of the share capital of Allscripts on a fully diluted basis.
“Phase One Guarantor” means Kapiti Limited, Summit Systems International Limited, Misys International Banking Systems Limited, Misys IQ Limited, Misys Holdings Limited and Misys Holdings Inc.
“Phase Two Guarantor” means an Additional Guarantor incorporated, organised or existing under the laws of a Phase Two Jurisdiction, which is not a Phase One Guarantor.
“Phase Two Jurisdiction” means England and Wales, any state of the United States, Germany and Luxembourg.
“Phase Three Guarantor” means an Additional Guarantor incorporated, organised or existing under the laws of any jurisdiction other than a Phase Two Jurisdiction..
“Principal Subsidiary” means, at any time, a member of the Restricted Group (other than the Company) whose total gross assets (less goodwill), gross revenues or operating profits represent 5 per cent. or more of the consolidated total gross assets (less goodwill), gross revenues or operating profits of the Restricted Group (calculated on a consolidated basis).
For the purpose of determining whether or not a member of the Restricted Group is a Principal Subsidiary:
(a)	in the case of a member of the Restricted Group which itself has Subsidiaries within the Restricted Group, the calculation shall be made by comparing the consolidated total gross assets (less goodwill), gross revenues or operating profits of it and its Restricted Subsidiaries to those of the Restricted Group;

(b)	revenues which arise from transactions between members of the Restricted Group and which would be eliminated in the consolidated accounts of the Group shall be excluded;

(c)	the total gross assets (less goodwill), gross revenues or operating profits of a member of the Restricted Group shall be calculated by reference to its financial statements which were consolidated into the Original Financial Statements of the Company or the Company’s most recent audited consolidated financial statements delivered pursuant to Clause 20.1 (Financial statements);

(d)	the total gross assets (less goodwill), gross revenues or operating profits of the Restricted Group shall be calculated by reference to the Original Financial Statements of the Company or its most recent consolidated audited financial statements delivered pursuant to Clause 20.1 (Financial statements), adjusted as appropriate to reflect the total gross assets (less goodwill), gross revenues or operating profits of any person which has become or ceased to be a member of the Restricted Group after the end of the financial period to which those accounts relate;

(e)	on a Principal Subsidiary of the Restricted Group transferring all or substantially all of its assets to another member of the Restricted Group, the transferor (if it is not the Holding Company of the transferee) shall cease to be a Principal Subsidiary and (if the transferee is not the Company or a Principal Subsidiary) the transferee shall become a Principal Subsidiary;
(f)	a member of the Restricted Group (if not already a Principal Subsidiary) shall become a Principal Subsidiary on completion of any other intra-Group transfer or reorganisation if it would fulfil any of the tests in the first paragraph of this definition, were all relevant accounts to be prepared as at the completion of that transfer or reorganisation on the basis of the Original Financial Statements of the Company or its most recent consolidated audited financial statements delivered pursuant to Clause 20.1 (Financial statements), adjusted as appropriate to reflect the matters referred to in paragraph (d) above and to reflect all such transfers or reorganisations after the date of those then latest audited consolidated accounts of the Group;

(g)	except as provided in paragraph (e) above, once a person has become a Principal Subsidiary, it shall remain one until it has been demonstrated to the reasonable satisfaction of the Majority Lenders that it has ceased to fulfil the requirements of this definition; and

(h)	a certificate signed by a director of the Company that a member of the Restricted Group is or is not a Principal Subsidiary or certifying any adjustment referred to in paragraph (d) above shall, in the absence of manifest error, be conclusive and binding on all Parties.
“Qualifying Lender” has the meaning given to it in Clause 13 (Tax gross-up and indemnities).
“Quarter Date” means each of 28 February, 31 May, 31 August and 30 November.
“Quotation Day” means, in relation to any period for which an interest rate is to be determined:
(a)	(if the currency is sterling) the first day of that period;

(b)	(if the currency is euro) two TARGET Days before the first day of that period; or

(c)	(for any other currency) two Business Days before the first day of that period, unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).
“Reference Banks” means, in relation to LIBOR, EURIBOR and Mandatory Cost, the principal London offices of The Royal Bank of Scotland plc., HSBC Bank plc, Barclays Bank PLC and Clydesdale Bank PLC.
“Refinancing” means the refinancing in full of all Existing Financial Indebtedness in accordance with the Funds Flow Memorandum together with the release of all Existing Security.
“Refinancing Completion Date” means the first Utilisation Date of Facility A.
“Refinancing Costs” means all fees, costs and expenses and stamp, registration, notarial and similar Taxes or charges and all breakage and other refinancing costs incurred by the Company in connection with the Refinancing.

“Refinancing Purpose” means the purpose set out in paragraphs (a) and (b)(i) of Clause 3.1 (Purpose).
“Regulation D” means Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Regulation D Cost” means, in relation to a Lender’s participation in a Loan made to a Borrower (or deposits maintained by a Lender to fund that participation), any amount certified by that Lender from time to time to be the actual cost to it of complying with Regulation D (or any similar US reserve requirement) in respect of that participation or deposit without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D. It is agreed that, for the purpose of calculating any Regulation D Cost, the relevant participation or deposit shall be deemed to constitute “Eurocurrency Liabilities” under Regulation D and to be subject to such reserve requirements without the benefit of, or credit for, proration, exceptions or offsets which may be available from time to time under Regulation D.
“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.
“Relevant Interbank Market” means, in relation to euro, the European interbank market and in relation to any other currency, the London interbank market.
“Relevant Period” has the meaning specified in Clause 21.1 (Financial definitions).
“Repeating Representations” means each of the representations set out in Clauses 19.1 (Status) to 19.6 (Governing law and enforcement) and, subject to paragraph (a) of Clause 19 (Representations), Clause 19.17 (U.S. matters).
“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.
“Resignation Letter” means a letter substantially in the form set out in Schedule 7 (Form of Resignation Letter).
“Restricted Group” means the Company and its Subsidiaries from time to time, excluding the Allscripts Group.
“Restricted Subsidiary” means a member of the Restricted Group (other than the Company).
“Rollover Loan” means one or more Facility B Loans:
(a)	made or to be made on the same day that one or more maturing Facility B Loans are due to be repaid;

(b)	the aggregate amount of which is equal to or less than the maturing Facility B Loan(s);

(c)	in the same currency as the maturing Facility B Loan(s) (unless it arose as a result of the operation of Clause 6.2 (Unavailability of a currency)); and

(d)	made or to be made to the same Borrower for the purpose of refinancing a maturing Facility B Loan(s).
“Screen Rate” means:
(a)	in relation to LIBOR, the British Bankers’ Association Interest Settlement Rate for the relevant currency and period; and

(b)	in relation to EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period, displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Company and the Lenders.
“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.
“Security Document” means any agreement or instrument entered or to be entered into by an Obligor under which security is expressed to be created in favour of the Finance Parties in respect of the obligations of one or more Obligors under the Finance Documents.
“Security Release Date” has the meaning given to it in Clause 25.7(a) (Release of Guarantors).
“Security Release Notice” has the meaning given to it in Clause 25.7(a) (Release of Guarantors).
“Security Release Satisfaction Date” means the first date on which a Compliance Certificate is delivered by the Company showing that the ratio of Net Borrowings to Adjusted EBITDA has been below 2.00:1 for the Relevant Periods ending on either (i) the first three consecutive testing dates falling immediately after the date hereof or thereafter (ii) four consecutive Test Dates.
“Selection Notice” means a notice substantially in the form set out in Part II of Schedule 3 (Requests) given in accordance with Clause 10 (Interest Periods) in relation to Facility A.
“Share Buy Backs” means the purchase of shares in the Company by the Company.
“Specified Time” means a time determined in accordance with Schedule 9 (Timetables).
“Subsidiary” means, in relation to any company, a company:
(a)	which is controlled, directly or indirectly, by the first mentioned company;

(b)	more than half the issued share capital of which is beneficially owned, directly or indirectly by the first mentioned company; or

(c)	which is a Subsidiary of another Subsidiary of the first mentioned company, and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body or similarly directs its affairs.
“TARGET” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system and the European Central Bank’s payment mechanism which began operations on 4 January 1999.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.
“TARGET Day” means:
(a)	until such time as TARGET is permanently closed down and ceases operations, any day on which both TARGET and TARGET2 are; and

(b)	following such time as TARGET is permanently closed down and ceases operations, any day on which TARGET2 is, open for the settlement of payments in euro.
“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).
“Taxes Act” means the Income and Corporation Taxes Act 1988.
“Termination Date” means the date which is 36 months after the date of this Agreement.
“Total Commitments” means the aggregate of the Total Facility A Commitments and the Total Facility B Commitments, being £210,000,000 at the date of this Agreement.
“Total Facility A Commitments” means the aggregate of the Facility A Commitments, being £80,000,000 at the date of this Agreement.
“Total Facility B Commitments” means the aggregate of the Facility B Commitments, being £130,000,000 at the date of this Agreement.
“Transfer Certificate” means a certificate substantially in one of the forms set out in Schedule 5 (Form of Transfer Certificates) or any other form agreed between the Agent and the Company.
“Transfer Date” means, in relation to a transfer, the later of:
(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Agent executes the Transfer Certificate.
“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.
“US” and “United States” mean the United States of America, its territories, possessions and other areas subject to the jurisdiction of the United States of America.
“U.S. Borrower” means a Borrower that is a U.S. Debtor or a U.S. Person.
“U.S. Debtor” means an Obligor that is created or organised under the laws of the United States or any State of the United States that has a place of business or property in the United States.
“U.S. Guarantor” means a Guarantor that is a U.S. Debtor or a U.S. Person
“U.S. Person” means a “United States person” as defined in Section 7701(a)(30) of the Code.
“USA Patriot Act” has the meaning given to it in Clause 19.17 (U.S. matters).

“Utilisation” means a utilisation of a Facility.
“Utilisation Date” means the date of Utilisation, being the date on which the relevant Loan is to be made.
“Utilisation Request” means a notice substantially in the form set out in Part I of Schedule 3 (Requests).
“VAT” means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.
1.2	Construction
(a)	Unless a contrary indication appears, a reference in this Agreement to:
(i)	the “Agent”, the “Arranger”, the “Security Agent”, any “Finance Party”, any “Lender”, any “Obligor” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended or novated, supplemented, extended, restated (however fundamentally and whether or not more onerously) or replaced and includes any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under that Finance Document or other agreement or instrument;

(iv)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(v)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(vi)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(vii)	the “equivalent” on any date in one currency (the “first currency”) of an amount denominated in another currency (the “second currency”) is a reference to the amount of the first currency which could be purchased with the amount of the second currency at the spot rate of exchange quoted by the Agent at or about 11.00 a.m. on such date for the purchase of the first currency with the second currency;

(viii)	a provision of law is a reference to that provision as amended or re-enacted;

(ix)	a time of day is a reference to London time; and

(x)	“Barclays Capital” means Barclays Capital the investment banking division of Barclays Bank PLC.

(b)	Mentioning anything after “include”, “includes” or “including” does not limit what else might be included.

(c)	Where a word or phrase is defined, its other grammatical forms have a corresponding meaning.

(d)	Section, Clause and Schedule headings are for ease of reference only.

(e)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(f)	A Default or an Event of Default is “continuing” if it has not been remedied or waived.

(g)	A reference to an Obligor’s jurisdiction of incorporation shall, in the case of a partnership, be construed as a reference to such partnership’s jurisdiction of formation or registration.

(h)	A reference to the “Adjusted EBITDA”, “Borrowings”, “Cash and Cash Equivalents”, “consolidated gross revenues”, “consolidated total gross assets (less goodwill)”, “EBITDA”, “Net Borrowings”, “Net Interest Payable”, “operating profits” or “PBIT” of the Restricted Group (or any member of it) shall be to that of the Restricted Group (or any member of it) excluding and without consolidating the Adjusted EBITDA, Borrowings, Cash and Cash Equivalents, consolidated gross revenues, consolidated total gross assets (less goodwill), EBITDA, Net Borrowings, Net Interest Payable, operating profits or PBIT (as applicable) of each member of the Allscripts Group.

1.3	Currency symbols and definitions

A reference to:
(a)	“$” and “dollars” is a reference to the lawful currency of the United States;

(b)	“£” and “sterling” is a reference to the lawful currency of the United Kingdom; and

(c)	“EUR” and “euro” is a reference to the single currency unit of the Participating Member States.
1.4	Third party rights

(a)	Except as provided in a Finance Document, the terms of a Finance Document may be enforced only by a party to it and the operation of the Contracts (Rights of Third Parties) Act 1999 is excluded.

(b)	Notwithstanding any provision of any Finance Document, the Parties to a Finance Document do not require the consent of any third party to rescind or vary any Finance Document at any time.

SECTION 2
THE FACILITIES
2.	THE FACILITIES

2.1	The Facilities

Subject to the terms of this Agreement:

(a)	the Lenders make available to the Facility A Borrowers a term loan facility in the Base Currency in an aggregate amount equal to the Total Facility A Commitments; and

(b)	the Lenders make available to the Facility B Borrowers a multicurrency revolving loan facility in an aggregate amount equal to the Total Facility B Commitments.

2.2	Increase

(a)	The Company may by giving prior notice to the Agent by no later than the date falling 45 Business Days after the effective date of a cancellation of:
(i)	the Available Commitments of a Defaulting Lender in accordance with Clause 8.9 (Right of cancellation in relation to a Defaulting Lender); or

(ii)	the Commitments of a Lender in accordance with Clause 8.1 (Illegality), request that the Total Commitments be increased (and the Total Commitments under that Facility shall be so increased) in an aggregate amount in the Base Currency of up to the amount of the Available Commitments or Commitments so cancelled as follows:
(iii)	the increased Commitments will be assumed by one or more Lenders or other banks, financial institutions, trusts, funds or other entities (each an “Increase Lender”) selected by the Company (each of which shall not be a member of the Group and which is further acceptable to the Agent (acting reasonably) and each of which confirms its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender;

(iv)	each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender;

(v)	each Increase Lender shall become a Party as a “Lender” and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender;

(vi)	the Commitments of the other Lenders shall continue in full force and effect; and

(vii)	any increase in the Total Commitments shall take effect on the date specified by the Company in the notice referred to above or any later date on which the conditions set out in paragraph (b) below are satisfied.
(b)	An increase in the Total Commitments will only be effective on:

(i)	the execution by the Agent of an Increase Confirmation from the relevant Increase Lender; and

(ii)	in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase the performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such increase to the assumption of the increased Commitments by that Increase Lender, the completion of which the Agent shall promptly notify to the Company and the Increase Lender.
(c)	Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective in accordance with this Agreement.

(d)	Unless the Agent otherwise agrees or the increased Commitment is assumed by an existing Lender, the Company shall, on the date upon which the increase takes effect, pay to the Agent (for its own account) a fee of £1,750 and the Company shall promptly on demand pay the Agent and the Security Agent the amount of all costs and expenses (including legal fees) reasonably incurred by either of them and, in the case of the Security Agent, by any Receiver or Delegate in connection with any increase in Commitments under this Clause 2.2.

(e)	The Company may pay to the Increase Lender a fee in the amount and at the times agreed between the Company and the Increase Lender in a Fee Letter.

(f)	Clause 24.5 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.2 in relation to an Increase Lender as if references in that Clause to:
(i)	an “Existing Lender” were references to all the Lenders immediately prior to the relevant increase;

(ii)	the “New Lender” were references to that “Increase Lender”; and

(iii)	a “re-transfer” and “re-assignment” were references to respectively a “transfer” and “assignment”.
2.3	Lenders’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

2.4	Obligors’ agent

(a)	Each Obligor (other than the Company) irrevocably appoints the Company to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:
(i)	the Company on its behalf to supply all information concerning itself contemplated by the Finance Documents to the Finance Parties and to give and receive all notices, consents and instructions (including Utilisation Requests), to agree, accept and execute on its behalf all documents in connection with the Finance Documents (including amendments and variations of, and consents under, any Finance Document) and to execute any new Finance Document and to take such other action as may be necessary or desirable under, or in connection with, the Finance Documents; and

(ii)	each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Company.
(b)	Each Obligor (other than the Company) confirms that:
(i)	it will be bound by any action taken by the Company under, or in connection with, any Finance Document; and

(ii)	each Finance Party may rely on any action purported to be taken by the Company on behalf of that Obligor.
2.5	Acts of the Company

(a)	The respective liabilities of each of the Obligors under the Finance Documents shall not be in any way affected by:
(i)	any actual or purported irregularity in any act done, or failure to act, by the Company;

(ii)	the Company acting (or purporting to act) in any respect outside any authority conferred upon it by any Obligor; or

(iii)	any actual or purported failure by, or inability of, the Company to inform any Obligor of receipt by it of any notification under the Finance Documents.
(b)	In the event of any conflict between any notices or other communications of the Company and any other Obligor, those of the Company shall prevail.

3.	PURPOSE

3.1	Purpose

(a)	Each Facility A Borrower shall apply all amounts borrowed by it under Facility A towards:
(i)	repaying in full the Existing Financial Indebtedness; and

(ii)	financing the Refinancing Costs;
in each case in accordance with the Funds Flow Memorandum.
(b)	Each Facility B Borrower shall apply all amounts borrowed by it under Facility B towards:
(i)
(A)	repaying in full the Existing Financial Indebtedness; and

(B)	financing the Refinancing Costs; and
in each case in accordance with the Funds Flow Memorandum; and

(ii)	the general corporate purposes of the Restricted Group.
3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to any Utilisation if, on or before the Utilisation Date for that Utilisation, the Agent has received all of the documents and other evidence listed in Part I of Schedule 2 (Conditions precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Company and the Lenders promptly upon being so satisfied.

4.2	Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if, on each of the date of the Utilisation Request and the proposed Utilisation Date:
(a)	in relation to a Rollover Loan, no Event of Default is continuing or would result from the proposed Loan, and, in relation to any other Loan, no Default is continuing or would result from the proposed Loan; and

(b)	the Repeating Representations to be made by each Obligor are true in all material respects.
4.3	Conditions relating to Optional Currencies

(a)	A currency will constitute an Optional Currency in relation to a Loan if:
(i)	it is readily available in the amount required and freely convertible into the Base Currency in the Relevant Interbank Market on the Quotation Day and the Utilisation Date for that Loan; and

(ii)	it has been approved by the Agent (acting on the instructions of all the Lenders) on or prior to receipt by the Agent of the relevant Utilisation Request for that Loan except that no such approval shall be required for that Loan if it is to be denominated in dollars or euro.
(b)	If, by the Specified Time, the Agent has received a written request from the Company for a currency to be approved under paragraph (a)(ii) above, the Agent will confirm to the Company by the Specified Time:
(i)	whether or not the Lenders have granted their approval; and

(ii)	if approval has been granted, the minimum amount (and, if required, whole multiples) for any subsequent Utilisation in that currency.

4.4	Maximum number of Loans

(a)	A Borrower may not deliver a Utilisation Request if, as a result of the proposed Utilisation:
(i)	more than two Facility A Loans would be outstanding; or

(ii)	more than five Facility B Loans would be outstanding.
(b)	Any Loan made by a single Lender under Clause 6.2 (Unavailability of a currency) shall not be taken into account in this Clause 4.4.

4.5	Drawing of Facilities

Facility B shall not be utilised unless Facility A has been utilised in full or (in respect of the first Utilisation of Facility B under this Agreement) will be utilised in full on the same date).

SECTION 3
UTILISATION
5.	UTILISATION

5.1	Delivery of a Utilisation Request

A Borrower may utilise a Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:
(i)	it identifies the Facility to be utilised;

(ii)	it identifies the relevant Borrower;

(iii)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Facility;

(iv)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount);

(v)	the proposed Interest Period complies with Clause 10 (Interest Periods); and

(vi)	it specifies the account and bank (which must be in the principal financial centre of the country of the currency of the Utilisation or, in the case of euro, the principal financial centre of a Participating Member State in which banks are open for general business on that day or London) to which the proceeds of the Utilisation are to be credited.
(b)	Only one Loan may be requested in each Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be the Base Currency or, in relation to Facility B only, an Optional Currency.

(b)	The amount of the proposed Loan must be:
(i)	if the currency of the proposed Loan is to be the Base Currency:
(A)	a minimum of £10,000,000 and a whole multiple of £5,000,000 for Facility A; and

(B)	a minimum of £1,000,000 and a whole multiple of £500,000 for Facility B, or, if less, the Available Facility (or such other amount as may be agreed between the Company and the Agent);

(ii)	if the currency selected is dollars, a minimum of $3,000,000 and a whole multiple of $1,000,000 of Facility B or in either case, if less, the Available Facility (or such other amount as may be agreed between the Company and the Agent);

(iii)	if the currency selected is euro, a minimum of EUR 2,000,000 and a whole multiple of EUR 1,000,000 of Facility B or in either case, if less, the Available Facility (or such other amount as may be agreed between the Company and the Agent); or

(iv)	if the currency selected is an Optional Currency other than dollars or euro, the minimum amount (or a whole multiple, if required) specified by the Agent pursuant to paragraph (b)(ii) of Clause 4.3 (Conditions relating to Optional Currencies) or, if less, the Available Facility; and

(v)	in any event, such that its Base Currency Amount is less than or equal to the Available Facility.
5.4	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, each Lender participating in a Facility shall make its participation in each Loan under that Facility available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the relevant Available Facility immediately prior to making the Loan.

(c)	The Agent shall determine the Base Currency Amount of each Facility B Loan which is to be made in an Optional Currency and shall by the Specified Time notify:
(i)	each Facility A Lender of the amount of each Facility A Loan and the amount of its participation in that Loan; and

(ii)	each Facility B Lender of the amount, currency and the Base Currency Amount of each Facility B Loan and the amount of its participation in that Loan.
5.5	Cancellation of Commitment

(a)	The Facility A Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for Facility A.

(b)	The Facility B Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for Facility B.

6.	OPTIONAL CURRENCIES

6.1	Selection of currency

A Facility B Borrower (or the Company on behalf of a Facility B Borrower) shall select the currency of a Facility B Loan in the Utilisation Request for that Loan.

6.2	Unavailability of a currency

If before the Specified Time on the relevant date specified in Schedule 9 (Timetables):
(a)	the Agent has received notice from a Facility B Lender that the Optional Currency requested (unless that Optional Currency is dollars or euro) is not readily available to it in the amount required; or

(b)	a Facility B Lender notifies the Agent that compliance with its obligation to participate in a Facility B Loan in the proposed Optional Currency would contravene a law or regulation applicable to it, the Agent will give notice to the relevant Facility B Borrower to that effect by the Specified Time on that day. In this event, any Facility B Lender that gives notice pursuant to this Clause 6.2 will be required to participate in the Loan in the Base Currency (in an amount equal to that Lender’s proportion of the Base Currency Amount of that Loan or an amount equal to that Lender’s proportion of the Base Currency Amount of the Rollover Loan that is due to be made) and its participation will be treated as a separate Loan denominated in the Base Currency during that Interest Period.

SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION
7.	REPAYMENT

7.1	Repayment of Facility A Loans

(a)	Each Borrower which has drawn a Facility A Loan shall (and the Company shall ensure that those Borrowers shall) repay that Loan on the Termination Date.

(b)	No Borrower may reborrow any part of Facility A which is repaid.

7.2	Repayment of Facility B Loans

(a)	Each Borrower which has drawn a Facility B Loan shall repay that Loan on the last day of its Interest Period.

(b)	At any time when a Lender becomes a Defaulting Lender, the maturity date of each of the participations of that Lender in the Facility B Loans then outstanding will be automatically extended to the Termination Date in relation to Facility B and will be treated as separate Facility B Loans (the “Separate Loans”) denominated in the currency in which the relevant participations are outstanding.

(c)	A Borrower to whom a Separate Loan is outstanding may prepay that Loan by giving three Business Days’ prior written notice to the Agent. The Agent will forward a copy of a prepayment notice received in accordance with this paragraph (c) to the Defaulting Lender concerned as soon as practicable on receipt.

(d)	Interest in respect of a Separate Loan will accrue for successive Interest Periods selected by the Borrower by the time and date specified by the Agent (acting reasonably) and will be payable by that Borrower to the Defaulting Lender on the last day of each Interest Period of that Loan.

(e)	The terms of this Agreement relating to Facility B Loans generally shall continue to apply to Separate Loans other than to the extent inconsistent with paragraphs (b) to (d) above, in which case those paragraphs shall prevail in respect of any Separate Loan.

8.	PREPAYMENT AND CANCELLATION

8.1	Illegality

If it becomes unlawful in any jurisdiction for a Lender to perform any of its obligations as contemplated by any Finance Document or to fund or maintain its participation in any Loan:
(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Company, the Commitment of that Lender will be immediately cancelled; and

(c)	each Borrower shall repay that Lender’s participation in the Loans made to that Borrower on the last day of the Interest Period for each Loan occurring after the Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

8.2	Change of Control

(a)	If Control of the Company is acquired (or is deemed by section 416(2) of the Taxes Act to be held) by any person who does not, or any group of connected persons (within the meaning of section 839 of that Act) or any persons acting in concert who do not, have (and would not be so deemed to have) such Control at the date of this Agreement:
(i)	the Company shall promptly notify the Agent upon becoming aware of that event;

(ii)	a Lender shall not be obliged to fund a Utilisation (except for a Rollover Loan); and

(iii)	if a Lender so requires and notifies the Agent within 15 Business Days after the date of an acquisition of Control as referred to above, the Agent shall on the date falling 25 Business Days after the date of the change of Control of the Company, cancel the Commitments of that Lender and declare the participation of that Lender in all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Commitments of that Lender will be cancelled and all such outstanding amounts will become immediately due and payable.
(b)	For the purpose of paragraph (a) above “Control” has the meaning given to it in section 416(2) of the Taxes Act.

(c)	For the purpose of paragraph (a) above “acting in concert” has the meaning given to it in the City Code on Takeovers and Mergers.

8.3	Net Proceeds

(a)	If any member of the Restricted Group receives Net Proceeds and the ratio (the “Relevant Ratio”) of Net Borrowings (as at the last day of the month ending on or most recently prior to the date of receipt of such Net Proceeds (the “Relevant Month End”)) to Adjusted EBITDA (for the most recently ended Relevant Period (the “Applicable Relevant Period”) in respect of which a Compliance Certificate has been delivered) was greater than 2.5:1, the Company shall ensure that the Facility is prepaid and cancelled in accordance with Clause 8.5 (Application of partial prepayments) by an amount equal to the lesser of:
(i)	the amount of such Net Proceeds; and

(ii)	the amount required to ensure that if such prepayment had been made on the Relevant Month End the Relevant Ratio would have been 2.5:1, provided that:
(a)	when calculating Net Borrowings:
(A)	to the extent the relevant Net Proceeds are Net Debt Proceeds, the Financial Indebtedness to which those Net Debt Proceeds relate will be included on a pro forma basis;

(B)	the relevant Net Proceeds will be excluded from Cash and Cash Equivalents; and

(C)	to the extent the relevant Net Proceeds are applied towards an Acquisition of a business or company at the same time as they are received by a member of the Restricted Group, then the Net Borrowings assumed by a member of the

Restricted Group from the acquired company or business or remaining in the acquired business or company at the date of the Acquisition will be taken into account on a pro forma basis; and
(b)	when calculating Adjusted EBITDA:
(A)	to the extent the relevant Net Proceeds are applied towards an Acquisition of a business or company at the same time as they are received by a member of the Restricted Group, then the EBITDA for the acquired business or company for the Applicable Relevant Period will be taken into account on a pro forma basis (taking into account synergies which are reasonable and realisable within 12 months of the proposed Acquisition); and

(B)	to the extent the Net Proceeds are Net Sale Proceeds, the EBITDA for the Applicable Relevant Period that is attributable to the asset disposed of will be deducted on a pro forma basis.
For the avoidance of doubt:
(x)	if the Company has procured a prepayment and cancellation of the Facility pursuant to any one of this Clause 8.3 (each a “Prepayment Clause”) in respect of an amount of Net Sale Proceeds, it shall not be required to make a further prepayment or cancellation of the Facility under any other Prepayment Clause in respect of those Net Sale Proceeds; and

(y)	if a Prepayment Clause requires the Company to procure a prepayment and cancellation of the Facility in respect of an amount of Net Sale Proceeds, it shall not have the ability to purchase assets in lieu of prepayment or cancellation in respect of those Net Sale Proceeds even if permitted to do so under a different Prepayment Clause.
8.4	Mandatory cancellation

(a)	On the date falling two years after the date of this Agreement, to the extent the aggregate Facility A Commitments exceed £40,000,000, they shall automatically be reduced so as to be equal to £40,000,000 and the Company shall procure that the applicable Borrowers make such prepayments as are necessary to ensure that the aggregate Facility A Loans do not exceed the aggregate Facility A Commitments as so reduced.

(b)	The Company may select the Loans to be prepaid within Facility A and in the absence of such selection the prepayment shall be applied pro rata against Loans under Facility A.

(c)	The reduction in Facility A Commitments specified in paragraph (a) above, shall reduce each Lender’s Facility A Commitment pro rata.

8.5	Application of partial prepayments

Each amount to be applied in prepayment and cancellation of the Facility under Clause 8.3 (Net Proceeds), shall be applied in the following order, in each case until the relevant Loans or other liabilities have been satisfied or (as the case may be) cancelled in full:

(i)	first, in prepayment and permanent reduction of the Facility A Loans (including permanent cancellation of the Facility A Commitments that relate to the Facility A Loans (or part thereof) that are prepaid under this paragraph);

(ii)	secondly, in prepayment and permanent reduction of the Facility B Loans (including permanent cancellation of the Facility B Commitments that relate to the Facility B Loans (or part thereof) that are prepaid under this paragraph); and

(iii)	thirdly, in cancellation pro rata of any Available Commitment under Facility B.
The Company may select the Loans to be prepaid within the Facility and in the absence of such selection the prepayment shall be applied pro rata against outstanding Loans under the Facility. Each prepayment shall be made no later than the last day of the current Interest Period of the Loans to be prepaid, and the Company shall give the Agent not less than three Business Days’ (or such shorter period as the Majority Lenders may agree) prior written notice of any such prepayment.

8.6	Voluntary cancellation

The Company may, if it gives the Agent not less than three Business Days’ (or such shorter period as the Majority Lenders may agree) prior written notice, cancel the whole or any part (being a minimum amount of £500,000) of any Available Facility. Any cancellation under this Clause 8.6 shall reduce the Commitments of the Lenders rateably under that Facility.

8.7	Voluntary prepayment

The Borrower to whom a Loan has been made may, if it gives the Agent not less than three Business Days’ (or such shorter period as the Majority Lenders may agree) prior written notice, prepay the whole or any part of a Loan (but, if in part, being an amount that reduces the Base Currency Amount of the Loan by a minimum amount of £500,000 and a whole multiple of £500,000).

8.8	Right of repayment and cancellation in relation to a single Lender

(a)	If:
(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 13.2 (Tax gross-up); or

(ii)	any Lender claims indemnification from the Company under Clause 13.3 (Tax indemnity) or Clause 14.1 (Increased Costs), the Company may, whilst the circumstance giving rise to the requirement or indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans.

(b)	On receipt of a notice referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)	On the last day of each Interest Period which ends after the Company has given notice under paragraph (a) above (or, if earlier, the date specified by the Company in that notice), each Borrower to whom a Loan is outstanding shall repay that Lender’s participation in that Loan.

8.9	Right of cancellation in relation to a Defaulting Lender

(a)	If any Lender becomes a Defaulting Lender, the Company may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent three Business Days’ notice of cancellation of each Available Commitment of that Lender.

(b)	On receipt of the notice referred to in paragraph (a) above becoming effective, each Available Commitment of the Defaulting Lender shall immediately be reduced to zero.

(c)	The Facility Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Lenders.

8.10	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 8 (Prepayment and cancellation) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	No Borrower may reborrow any part of Facility A which is prepaid.

(d)	Unless a contrary indication appears in this Agreement, any part of Facility B which is prepaid may be reborrowed in accordance with the terms of this Agreement.

(e)	The Borrowers shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(f)	Subject to Clause 2.2 (Increase) no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(g)	If the Agent receives a notice under this Clause 8 (Prepayment and cancellation), it shall promptly forward a copy of that notice to either the Company or the affected Lender, as appropriate.

SECTION 5
COSTS OF UTILISATION
9.	INTEREST

9.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:
(a)	Margin;

(b)	LIBOR or, in relation to any Loan in euro, EURIBOR; and

(c)	Mandatory Cost, if any.
9.2	Payment of interest

The Borrower to whom a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six Monthly intervals after the first day of the Interest Period).

9.3	Default interest

(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate one per cent. higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 9.3 shall be immediately payable by the Obligor on demand by the Agent.

(b)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

9.4	Notification of rates of interest

The Agent shall promptly notify the Lenders and the relevant Borrower of the determination of a rate of interest under this Agreement.

9.5	Highest Lawful Rate

Notwithstanding any other provision herein, in no event shall the rate of interest payable by any Obligor with respect to any Loan exceed the Highest Lawful Rate.

10.	INTEREST PERIODS

10.1	Selection of Interest Periods

(a)	A Borrower (or the Company on behalf of a Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan or (if the Loan has already been borrowed) in a Selection Notice.

(b)	Each Selection Notice for a Facility A Loan is irrevocable and must be delivered to the Agent by the Borrower (or the Company on behalf of a Borrower) to which that Facility A Loan was made not later than the Specified Time.

(c)	If a Borrower (or the Company) fails to deliver a Selection Notice to the Agent in accordance with paragraph (b) above, the relevant Interest Period will be three Months.

(d)	Subject to this Clause 10 (Interest Periods), a Borrower (or the Company) may select an Interest Period of one, two, three or six Months or any other period, not exceeding 12 months agreed between the Company and the Agent (who, if such Interest Period shall exceed six months, shall act on the instructions of all the Lenders) in relation to the relevant Loan.

(e)	An Interest Period for a Loan shall not extend beyond the Termination Date applicable to its Facility.

(f)	Each Interest Period for a Facility A Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

(g)	A Facility B Loan has one Interest Period only.

10.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

11.	CHANGES TO THE CALCULATION OF INTEREST

11.1	Absence of quotations

Subject to Clause 11.2 (Market disruption), if LIBOR or, if applicable, EURIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR or EURIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

11.2	Market disruption

(a)	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:
(i)	the Margin;

(ii)	the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(iii)	the Mandatory Cost, if any, applicable to that Lender’s participation in the Loan.
(b)	In this Agreement “Market Disruption Event” means:
(i)	at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR or, if applicable, EURIBOR for the relevant currency and Interest Period; or

(ii)	before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 35 per cent. of that Loan) that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR or, if applicable, EURIBOR.
11.3	Alternative basis of interest or funding

(a)	If a Market Disruption Event occurs and the Agent or the Company so requires, the Agent and the Company shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.

11.4	Break Costs

(a)	Each Borrower shall, within three Business Days of demand by the Agent on behalf of a Finance Party, pay to the Agent on behalf of that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

12.	FEES

12.1	Commitment fee

(a)	The Company shall pay to the Agent (for the account of each Lender) a fee in the Base Currency, accruing daily on that Lender’s Available Commitment under Facility A and Facility B during the Availability Period applicable to that Facility and computed at the rate per annum of 50 per cent. of the Margin applicable to that Facility at the relevant time.

(b)	The accrued fee under paragraph (a) above is payable on the last day of each successive period of three Months which ends during the Availability Period, on the last day of the relevant Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

(c)	No commitment fee is payable to the Agent (for the account of a Lender) on any Available Commitment of that Lender for any day on which that Lender is a Defaulting Lender.

12.2	Arrangement fee

The Company shall pay to the Agent (for the account of each Arranger) an arrangement fee in the amount and at the times agreed in a Fee Letter.

12.3	Agency fee

The Company shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

12.4	Security Agency fee

The Company shall pay to the Security Agent (for its own account) a security agency fee in the amount and at the times agreed in a Fee Letter.

SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS
13.	TAX GROSS-UP AND INDEMNITIES
13.1	Definitions
(a)	In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax, in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Qualifying Lender” means:
(i)	a Lender (other than a Lender within paragraph (ii) below) which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:
(A)	a Lender:
1.	which is a bank (as defined for the purpose of section 879 of the ITA) making an advance under a Finance Document; or

2.	in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that that advance was made, and which is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(B)	a Lender which is:
1.	a company resident in the United Kingdom for United Kingdom tax purposes;

2.	a partnership each member of which is:
(a)	a company resident in the United Kingdom for United Kingdom tax purposes; or

(b)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA;
3.	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing its chargeable profits (within the meaning of section 19 of the CTA); or
(C)	a Treaty Lender; or
(ii)	a building society (as defined for the purpose of section 880 of the ITA) making an advance under a Finance Document; or

(iii)	in respect of an advance under a Finance Document to a U.S. Obligor, a U.S. Qualifying Lender.
“Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:
(i)	a company resident in the United Kingdom for United Kingdom tax purposes; or

(ii)	a partnership each member of which is:
(a)	a company so resident in the United Kingdom; or

(b)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or
(iii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.
“Tax Credit” means a credit against, relief or remission for, or repayment of, any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 13.2 (Tax gross-up) or a payment under Clause 13.3 (Tax indemnity).

“Treaty Lender” means a Lender which is beneficially entitled to interest payable to it in respect of the relevant advance and which:
(i)	is treated as a resident of a Treaty State for the purposes of the Treaty;

(ii)	does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loan is effectively connected; and

(iii)	satisfies any other criteria necessary for it to benefit from full exemption under the relevant Treaty from tax imposed by the United Kingdom on interest.
“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.

“UK Non-Bank Lender” means any Lender which becomes a Party to this Agreement after the date of this Agreement and which gives a Tax Confirmation in the relevant Transfer Certificate which it executes on becoming a Party.

“U.S. Obligor” means a Borrower that is a U.S. Person, and any Guarantor making a payment on behalf of such Borrower.

“U.S. Qualifying Lender” means a Lender which is on the date a payment falls due a person which:
(i)	is a U.S. Person; or

(ii)	is not a U.S. Person but is entitled to a complete exemption from withholding of US federal income tax on interest paid to it under a Finance Document.
(b)	Unless a contrary indication appears, in this Clause 13 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.
13.2	Tax gross-up
(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Company and that Obligor.

(c)	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	A payment shall not be increased under paragraph (c) above by reason of a Tax Deduction on account of Tax imposed by the United Kingdom, if on the date on which the payment falls due:
(i)	the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or published concession of any relevant taxing authority; or

(ii)	the relevant Lender is a Qualifying Lender solely by virtue of paragraph (i)(B) of the definition of Qualifying Lender and:
(A)	an officer of HM Revenue & Customs has given (and not revoked) a direction under section 931 of the ITA (a “Direction”) which relates to the payment and that Lender has received from the Obligor making the payment or from the Company a certified copy of that Direction; or

(B)	the payment could have been made to the Lender without any Tax Deduction if that Direction had not been made; or
(iii)	the relevant Lender is a Qualifying Lender solely by virtue of paragraph (i)(B) of the definition of Qualifying Lender and:
(A)	the relevant Lender has not given a Tax Confirmation to the Company; and

(B)	the payment could have been made to the Lender without any Tax Deduction if the Lender had given a Tax Confirmation to the Company, on the basis that the Tax Confirmation would have enabled the Company to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the ITA; or
(iv)	the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (h) below.
(e)	An Obligor is not required to make an increased payment to a Lender under paragraph (c) above for a Tax Deduction in respect of tax imposed by the United States from a payment of interest on a Loan, if on the date on which the payment falls due the payment could have been made to the relevant Lender without a Tax Deduction if it was a U.S. Qualifying Lender, but on that date that Lender is not or has ceased to be a U.S. Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or concession of any relevant taxing authority.

(f)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(g)	Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment a statement under section 975 of the ITA or other evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(h)	A Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

(i)	A UK Non-Bank Lender shall:
(i)	give a Tax Confirmation to the Company in the Transfer Certificate signed by it; and

(ii)	promptly notify the Company and the Agent if there is any change in the position from that set out in its Tax Confirmation.
13.3	Tax indemnity
(a)	The Company shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply with respect to any Tax assessed on a Finance Party:
(i)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(ii)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party.
(c)	Paragraph (a) above shall not apply to the extent that a loss, liability or cost is compensated for by an increased payment under Clause 13.2 (Tax gross-up) or would have been compensated for by an increased payment under Clause 13.2 (Tax gross-up) but was not so compensated for solely because one of the exclusions in paragraphs (d) and (e) of that Clause applied.

(d)	A Protected Party making, or intending to make a claim pursuant to paragraph (a) above shall notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Company.

(e)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 13.3, notify the Agent.
13.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:
(a)	a Tax Credit is attributable to that Tax Payment or to the circumstances giving rise to the Obligor’s obligations to make that Tax Payment; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit, the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been made by the Obligor.

13.5	Stamp taxes

The Company shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

13.6	VAT
(a)	All amounts set out or expressed in a Finance Document to be payable by any Party to a Finance Party which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

(b)	If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Subject Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Subject Party an amount equal to any credit or repayment obtained by the Recipient from the relevant tax authority which the Recipient reasonably determines is in respect of such VAT.

(c)	Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)	Any reference in this Clause 13.6 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994).
13.7	U.S. Withholding Taxes
(a)	On or prior to the first Utilisation Date (or, if the Lender is not an Original Lender, on or prior to the date such Lender becomes a party to any Finance Document), each Lender that is not a U.S. Person shall supply to the Agent and the U.S. Obligor to which such Lender has made an advance (or its designee) the U.S. IRS forms that would enable payments to be made to that Lender under the Finance Documents without any deduction or withholding in respect of any Tax in the United States and each Lender that is a U.S. Person must supply to the Agent and such U.S. Obligor (or its designee) a U.S. IRS Form W-9 (or any successor form) and any necessary attachments thereto. In addition, each Lender shall provide such forms as soon as practicable after receiving a written request for such forms by the relevant U.S. Obligor or the Agent.

(b)	A Lender is not obliged to supply any form under paragraph (b) above if it is legally unable to do so.

(c)	An Obligor is not obliged to pay any Tax Payment under this Clause 13 (Tax gross up and indemnities) to a Lender if that Tax Payment would not have been payable if that Lender had complied with its obligations under Clause 13.7(a), unless that Lender was unable to deliver such form as a result of any change after the date of this Agreement in (or in the interpretation, administration or application of) any law or regulation or any published practice or concession of any relevant taxing authority.

14.	INCREASED COSTS
14.1	Increased Costs
(a)	Subject to Clause 14.3 (Exceptions), the Company shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)	Each Borrower shall, promptly upon demand by a Lender, pay to such Lender the amount of any Regulation D Costs actually incurred by such Lender in respect of its participation to any Loan made by it to such Borrower (or deposits maintained by such Lender to fund that participation).

(c)	In this Agreement “Increased Costs” means:
(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

14.2	Increased Cost claims
(a)	A Finance Party intending to make a claim pursuant to Clause 14.1 (Increased Costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Company.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs which provides reasonable details of the calculation of those Increased Costs.
14.3	Exceptions
(a)	Clause 14.1 (Increased Costs) does not apply to the extent any Increased Cost is:
(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	compensated for by Clause 13.3 (Tax indemnity) (or would have been compensated for under Clause 13.3 (Tax indemnity) but was not so compensated solely because the exclusion in paragraph (b) or (c) of Clause 13.3 (Tax indemnity) applied);

(iii)	compensated for by the payment of the Mandatory Cost; or

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.
(b)	In this Clause 14.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 13.1 (Definitions).

15.	OTHER INDEMNITIES
15.1	Currency indemnity
(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:
(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.
15.2	Other indemnities

The Company shall (or shall procure that an Obligor shall), within three Business Days of demand, indemnify each Lender against any cost, loss or liability incurred by that Lender as a result of:
(a)	the occurrence of any Event of Default;

(b)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 28 (Sharing among the Lenders);

(c)	funding, or making arrangements to fund, its participation in a Loan requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Lender alone); or

(d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Company.
15.3	Indemnity to the Agent and the Security Agent

The Company shall promptly indemnify the Agent and the Security Agent against any cost, loss or liability incurred by the Agent or the Security Agent (acting reasonably) as a result of:
(a)	investigating any event which it reasonably believes is a Default;

(b)	entering into or performing any foreign exchange contract for the purposes of Clause 6 (Optional Currencies);

(c)	acting or relying on any notice, request or instruction from an Obligor which it reasonably believes to be (but which is not) genuine, correct and appropriately authorised;

(d)	taking, holding, protecting or enforcing any Security created pursuant to any Finance Document; or

(e)	exercising any of the rights, powers, discretions or remedies vested in it under any Finance Document or by law.
16.	MITIGATION BY THE LENDERS
16.1	Mitigation
(a)	Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under, or cancelled pursuant to, any of Clause 8.1 (Illegality), Clause 13 (Tax gross-up and indemnities) or Clause 14 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.
16.2	Limitation of liability
(a)	The Company shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 16.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 16.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.
17.	COSTS AND EXPENSES
17.1	Transaction expenses

The Company shall promptly on demand pay the Agent, the Arranger and the Security Agent the amount of all costs and expenses (including legal fees up to an amount agreed by the Company and the Original Lenders prior to the date of this Agreement) reasonably incurred by any of them in connection with the negotiation, preparation, printing and execution of:
(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed at the request of an Obligor after the date of this Agreement.
17.2	Amendment costs

If:
(a)	an Obligor requests an amendment, waiver or consent; or

(b)	an amendment is required pursuant to Clause 29.10 (Change of currency), the Company shall, within three Business Days of demand, reimburse the Agent and the Security Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent or the Security Agent in responding to, evaluating, negotiating or complying with that request or requirement.

17.3	Enforcement costs

The Company shall, within three Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

17.4	Security Agent expenses
(a)	The Company shall promptly on demand pay the Security Agent the amount of all costs and expenses (including legal fees) properly incurred by it in connection with the administration or release of any Security created pursuant to any Security Document.

(b)	No Finance Party shall have any duty or obligation, whether as fiduciary for any Finance Party or otherwise, to recover any payment made or required to be made under paragraph (a) above.

(c)	The Company agrees that no Finance Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or any of its Affiliates for or in connection with anything referred to in paragraph (a) above except for any such liability, damages, loss, cost or expense incurred by the Company that results directly from any breach by that Finance Party of any Finance Document which is in each case finally judicially determined to have resulted directly from the gross negligence or wilful misconduct of that Finance Party.

(d)	Notwithstanding paragraph (c) above, no Finance Party shall be responsible or have any liability for or in connection with anything referred to in paragraph (a) above to the Company or any of its Affiliates or anyone else for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including but not limited to lost profits, goodwill, reputation, business opportunity or anticipated saving), whether or not foreseeable.

SECTION 7
GUARANTEE
18.	GUARANTEE AND INDEMNITY
18.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:
(a)	guarantees to each Finance Party punctual performance by each Borrower of all that Borrower’s obligations under the Finance Documents;

(b)	undertakes with each Finance Party that whenever a Borrower does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	agrees with each Finance Party that if, for any reason, any amount claimed by a Finance Party under this Clause 18 is not recoverable on the basis of a guarantee, it will be liable to indemnify that Finance Party against any cost, loss or liability it incurs as a result of a Borrower not paying any amount when due under or in connection with any Finance Document. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 18 if the amount claimed had been recoverable on the basis of a guarantee.
18.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

18.3	Reinstatement

If as a result of insolvency or any similar event:
(a)	any payment by an Obligor is avoided or reduced or must be restored; or

(b)	any discharge or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made in whole or in part on the basis of any payment, security or other thing which is avoided or reduced or must be restored,
(i)	the liability of each Obligor shall continue or be reinstated as if the payment, discharge or arrangement had not occurred; and

(ii)	each Finance Party shall be entitled to recover the value or amount of that payment or security from each Obligor as if the payment, discharge or arrangement had not occurred.
18.4	Waiver of defences

The obligations of each Guarantor under this Clause 18 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 18 (without limitation and whether or not known to it or any Finance Party) including:
(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.
18.5	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 18. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

18.6	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:
(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 18.
18.7	Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent (or, as the case may be, the Security Agent) otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:
(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party.
If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 29 (Payment mechanics) of this Agreement.

18.8	Release of Guarantors’ right of contribution

If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Finance Documents then on the date such Retiring Guarantor ceases to be a Guarantor:
(a)	that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents;

(b)	each non-retiring Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor; and

(c)	each Retiring Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the non-Retiring Guarantor.
18.9	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

18.10	Limitations
(a)	This guarantee does not apply to any liability to the extent that it would result in this guarantee being illegal or contravening any applicable law or regulation in any relevant jurisdiction concerning financial assistance by a company for the acquisition of, or subscription for, shares or concerning the protection of shareholders’ capital.

(b)	The guarantee of any Guarantor giving a guarantee other than in respect of its direct or indirect Subsidiary is subject to the following limitations (notwithstanding an provision to the contrary in any Finance Document) set out in paragraphs (c) to (f) below:

(c)	USA

Anything herein or in any other Finance Document to the contrary notwithstanding, the maximum aggregate amount of any U.S. Guarantor’s liabilities hereunder and under any other Finance Document shall in no event exceed the maximum amount for which that U.S. Guarantor can be liable without rendering its Guarantee contemplated hereunder subject to avoidance under applicable federal and state laws relating to fraudulent conveyances or transfers or the insolvency of debtors (collectively, “Fraudulent Transfer Laws”), in each case after giving effect to (a) all liabilities of that U.S. Guarantor, contingent or otherwise, that are relevant under such Fraudulent Transfer Laws, (b) the value of the assets of that U.S. Guarantor (as determined in accordance with the applicable provisions of such Fraudulent Transfer Laws), and (c) any rights to subrogation, contribution, reimbursement, indemnity or similar rights held by that U.S. Guarantor pursuant to any applicable law or agreement providing for an equitable allocation among that U.S. Guarantor and other subsidiaries or affiliates of the Company of the obligations arising under this Agreement or any other Finance Document.

(d)	France
(i)	In the case of each Guarantor incorporated in France (a “French Guarantor”) its obligations under this Clause 18 (Guarantee and Indemnity) shall apply only insofar as required to:
(A)	guarantee the payment obligations under this Agreement of its direct or indirect Subsidiaries which are or become Obligors from time to time under this Agreement and incurred by those Subsidiaries as Borrowers (if they are not French Obligors) or as Borrowers and/or Guarantors (if they are French Obligors); and

(B)	guarantee the payment obligations of other Obligors which are not direct or indirect Subsidiaries of that French Guarantor, provided that in such case such guarantee shall be limited: (A) to the payment obligations of such other Obligors and (B) up to an amount equal to the aggregate of all amounts borrowed directly (as Borrower) or indirectly (by way of intra-group loans directly or indirectly from any other Borrower) by such other Obligors and on-lent directly or indirectly to that French Guarantor and outstanding from time to time (the “Maximum Guaranteed Amount”); it being specified that any payment made by such French Guarantor under this Clause 18 (Guarantee and Indemnity) in respect of the obligations of any other Obligor shall reduce pro tanto the outstanding amount of the intercompany loans (if any) due by such French Guarantor to that Obligor under the intercompany loan arrangements referred to above.
(ii)	For the avoidance of doubt, any payment made by a French Guarantor under paragraph (i)(B) of this Clause 18.10 shall reduce the Maximum Guaranteed Amount.

(iii)	Notwithstanding any other provision of this Clause 18 (Guarantee and Indemnity), no French Guarantor shall secure liabilities under the Agreement which would result in such French Guarantor not complying with French financial assistance rules as set out in Article L. 225-216 of the French Commercial Code (Code de commerce) and/or would constitute a misuse of corporate assets within the meaning of article L. 241-3 or L. 242-6 of the French Commercial Code (Code de commerce) or any other law or regulations having the same effect, as interpreted by French courts.

(iv)	It is acknowledged that such French Guarantor is not acting jointly and severally with the other Guarantors and shall not be considered as “co-débiteur solidaire” as to their obligations pursuant to the guarantee given in accordance with this Clause 18 (Guarantee and Indemnity).
(e)	Germany
(i)	The Finance Parties may, other than in accordance with the procedure and the provisions set out in subparagraphs (ii) to (viii) below, not enforce any guarantee or other obligation incurred by any German Guarantor, if and to the extent that (y) such guarantee or obligation is an Up-Stream or Cross-Stream Guarantee in the meaning set out in subparagraph (vii) below and (z) the enforcement would cause the assets of the relevant German Guarantor (the calculation of which shall include all items set forth in Section 266(2) A, B and C of the German Commercial Code (Handelsgesetzbuch; the “HGB”)) less the liabilities of the relevant German Guarantor (the calculation of which shall include all items set forth in Section 266(3) B, C and D HGB, but shall, for the avoidance of doubt, exclude the liabilities under the guarantee) (the “Net Assets”) to be less than its registered share capital (Stammkapital) (Begründung einer Unterbilanz) or (if the Net Assets of the relevant German Guarantor are already less than its registered share capital) would cause such deficit to be increased (Vertiefung einer Unterbilanz). For the purpose of determining whether a limitation on the enforcement has occurred, any recourse claim (Rückgriffsanspruch) which the German Guarantor has, or would acquire against a shareholder of another member of the Group as a result of an enforcement of the guarantee, shall be taken into account to the extent that such recourse claim is valuable (werthaltig) (“Recourse Claim”). To the extent that there is such Recourse Claim, no limitation on enforcement applies.

(ii)	The following adjustments to balance sheet items shall be made for the purposes of the calculation of the Net Assets (if any):
(A)	the amount of any increase of stated share capital (Stammkapital) of that German Guarantor after the date hereof that has been effected without the prior written consent of the Agent shall be deducted from the stated share capital (Stammkapital);

(B)	loans provided to the relevant German Guarantor by any member of the Group shall not be taken into account as liabilities as far as such loans are subordinated by law at least to the claims of the unsubordinated creditors of such German Guarantor;

(C)	to the extent the enforcement would deprive that German Guarantor of the ability to fulfil its obligations to third parties (incurred, whether on a contingent or non-contingent basis, at the time of enforcement) or to continue its business (an “Impairment”), then, for the determination of Net Assets, the assets of that German Guarantor shall be valued at the lesser of their book value (Buchwert) and their realisation value assuming a negative prognosis for the business continuance (Liquidationswert bei negativer Fortführungsprognose);

(D)	loans and other contractual liabilities incurred by that German Guarantor in violation of the provisions of any of the Finance Documents shall be disregarded; and

(E)	the Net Assets shall in any event take into account the costs of an Auditor’s Determination (as defined below), either as a reduction of assets or an increase of liabilities.
(iii)	The relevant German Guarantor shall realise, to the extent legally permitted and commercially reasonable (with regard to the cost and effort involved), in a situation where it after the relevant enforcement would not have sufficient Net Assets to maintain its stated share capital, any and all of its assets that are shown in the balance sheet with a book value (Buchwert) that is significantly lower than the market value of the assets, if the relevant asset is not necessary for that German Guarantor’s business (betriebsnotwendig). In addition, that German Guarantor shall take all other measures to avoid the enforcement of a guarantee causing an Impairment to the extent commercially justifiable (with regard to costs and efforts involved) and legally permitted.

(iv)	Without prejudice to subparagraph (i) above, no later than five Business Days after receipt of notice from the Agent that it will enforce the guarantee granted by a German Guarantor (the “Enforcement Notice”), that German Guarantor shall pay to the Agent the amount of any Up-Stream or Cross-Stream Guarantee in the meaning set out in subparagraph (vii) below which can be enforced without causing the Net Assets of that German Guarantor to fall below its stated share capital (the “Recovery Amount”), based on the registered share capital and amount of Net Assets shown in the most recent balance sheet or interim balance sheet of that German Guarantor (a copy of such balance sheet to be made available to the Agent within five Business Days of that German Guarantor’s receipt of an Enforcement Notice), or such lower or higher amount as the managing directors of the relevant German Guarantor on behalf of that German Guarantor have confirmed in writing to the Agent within five Business Days of receipt of the Enforcement Notice as being (y) the Recovery Amount and/or (z) enforceable pursuant to subparagraph (i) above.

(v)	In addition, the relevant German Guarantor shall, not later than 20 Business Days after its receipt of an Enforcement Notice, obtain a determination by auditors of international standing and reputation appointed by that German Guarantor (the “Auditor’s Determination”) with the consent of the Agent (not to be unreasonably withheld) of (y) the Recovery Amount (such determination to take into account the balance sheet adjustments set out in subparagraph (ii) above) and (z) an estimate of the liabilities, damages, costs, fees and expenses reasonably expected to result from a liquidation of that German Guarantor (on the assumption that such enforcement would result in an Impairment), and that German Guarantor shall, not later than five Business Days after receipt of such Auditor’s Determination, pay to the Agent the additional amount (if any) by which the Recovery Amount determined in the Auditor’s Determination exceeds the amount (if any) paid to the Agent pursuant to subparagraph (iv) above.

(vi)	If the Agent (acting on behalf of the Finance Parties) disagrees with an Auditor’s Determination, the Finance Parties shall be entitled to further pursue in court their payment claims under the guarantee granted by a German Guarantor (if any) in excess of the amounts paid or payable pursuant to subparagraphs (iv) and/or (v) above, by claiming in court that demanding payment under the guarantee against such German Guarantor does not violate the German provisions on maintenance of share capital as applicable from time to time, in particular sections 30 and 31 GmbH-Act. Notwithstanding the foregoing, and for the avoidance of doubt, no German Guarantor shall be obliged to pay any such amount on demand.

(vii)	For the purpose of this Clause 18.10, “Up-Stream or Cross-Stream Guarantee” means, in relation to a German Guarantor, any guarantee or other security for the obligations or liabilities of a member of the Group that is not a direct or indirect Subsidiary of the relevant German Guarantor, other than to the extent (y) such guarantee or other security relates to obligations or liabilities of the relevant member of the Group which have been on lent to, or otherwise been passed on to, and have not been repaid by, the relevant German Guarantor or any of its Subsidiaries and (z) the amounts thus on-lent do not qualify as equity replacing (eigenkapitalersetzend).

(viii)	The limitations set out in subparagraphs (i) to (vii) above shall not apply to any amounts payable by a German Guarantor to the extent a valid domination and/or profit and loss transfer agreement (Beherrschungs-und/oder Gewinnabführungsvertrag) is in place between the relevant German Guarantor and the entity to whose liabilities the enforcement relates, unless such payment would despite the existence of the relevant valid domination and/or profit and loss transfer agreement violate the capital maintenance requirements as set out in sections 30, 31 of the German Limited Liability Company Act (as amended and applied by German courts from time to time).
(f)	Luxembourg

The aggregate amount payable by any Luxembourg Guarantor under this guarantee for the obligations under the Finance Documents of any other Obligor which is not a direct or indirect Subsidiary of such Luxembourg Guarantor shall, from time to time, be limited to an amount not exceeding at any time the higher of:
(i)	the principal amount (if any) borrowed by that Luxembourg Guarantor or any other Obligor and financed directly or indirectly by a borrowing under this Agreement; PLUS 90 per cent. of the sum of that Luxembourg Guarantor’s “capitaux propres” (as referred to in article 34 of the Luxembourg act dated 19 December 2002 concerning the trade and companies register and the accounting and annual accounts of undertakings, as amended) and its subordinated debts (as referred to in article 34 of the Luxembourg act dated 19 December 2002 concerning the trade and companies register and the accounting and annual accounts of undertakings, as amended) as reflected in its last financial statements (approved, as the case may be, by a shareholders’ meeting) available on the date of payment under this guarantee; and

(ii)	the principal amount (if any) borrowed by that Luxembourg Guarantor or any other Obligor and financed directly or indirectly by a borrowing under this Agreement; PLUS 90 per cent. of the sum of that Luxembourg Guarantor’s “capitaux propres” (as referred to in article 34 of the Luxembourg act dated 19 December 2002 concerning the trade and companies register and the accounting and annual accounts of undertakings) and its subordinated debts (as referred to in article 34 of the Luxembourg act dated 19 December 2002 concerning the trade and companies register and the accounting and annual accounts of undertakings) as reflected in its last financial statements (approved, as the case may be, by a shareholders’ meeting) available as at the date of this Agreement.
(g)	The guarantee of any Additional Guarantor is subject to any limitations relating to that Additional Guarantor set out in any relevant Accession Letter.

(h)	In this Agreement:

“French Obligor” means an Obligor incorporated in France.

“German Guarantor” means Guarantor incorporated in Germany as a limited liability company (GmbH).

“Luxembourg Guarantor” means a Guarantor incorporated under the laws of Luxembourg.

SECTION 8
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT
19.	REPRESENTATIONS

Each Obligor makes in respect of itself, and the Company makes in respect of itself and each other Obligor the representations and warranties set out in this Clause 19 to each Finance Party on the date of this Agreement, except that:
(a)	the representations and warranties set out in Clause 19.17 (U.S. matters) shall only be made by the Company and each U.S. Debtor; and

(b)	the representation and warranty set out in paragraph (b) of Clause 19.10 (Financial statements) shall be made on the date of delivery pursuant the provisions of this Agreement of each of the financial statements to which it relates (with respect to such financial statements only).
19.1	Status

(a)	It is a corporation or, as the case may be, a partnership duly incorporated or, as the case may be, formed and/or registered and validly existing under the law of its jurisdiction of incorporation.

(b)	It and each of its Subsidiaries in the Restricted Group has the power to own its assets and carry on its business as it is being conducted.

19.2	Binding obligations

The obligations expressed to be assumed by it in each Finance Document are, subject to any qualifications as to matters of law as at the date of this Agreement which are referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation) or Clause 25 (Changes to the Obligors) legal, valid, binding and enforceable obligations.

19.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:
(a)	any law or regulation applicable to it;

(b)	its constitutional documents; or

(c)	any agreement or instrument binding upon it or any member of the Restricted Group or any of its or any member of the Restricted Group’s assets to an extent or in a manner which might reasonably be expected to have a Material Adverse Effect, nor (except as provided in any Security Document) result in the existence of, or oblige it to create, any Security over any of its assets.

19.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary corporate action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

19.5	Validity and admissibility in evidence

All Authorisations required or desirable:
(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party;

(b)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation; and

(c)	to enable it to create the Security to be created by it pursuant to any Security Document and to ensure that such Security has the priority and ranking it is expressed to have, have been obtained or effected and are in full force and effect.

19.6	Governing law and enforcement

The choice of law specified in each Finance Document as the governing law of that Finance Document will be recognised and enforced in its jurisdiction of incorporation.

19.7	No filing or stamp taxes

Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

19.8	No default

(a)	No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

(b)	No other event or circumstance is outstanding which constitutes a default by it or any of its Subsidiaries in the Restricted Group under any other agreement relating to Financial Indebtedness which is binding on it or any of its Subsidiaries in the Restricted Group or to which its (or its Subsidiaries in the Restricted Groups’) assets are subject which might have a Material Adverse Effect.

19.9	No misleading information

(a)	The financial projections contained in the Base Case have been prepared on the basis of recent historical information and on the basis of assumptions made after careful consideration.

(b)	All written factual information contained in the Information Memorandum is true, complete and accurate in all material respects as at the date it was given and is not misleading in any material respect.

(c)	Nothing has occurred or been omitted from the Information Memorandum or the Base Case that results in the information contained in the Information Memorandum or the Base Case being untrue or misleading in any material respect.

(d)	All written information supplied by the Company to a Finance Party after the date of this Agreement is true, complete and accurate in all material respects as at the date it was given and is not misleading in any material respect at that date provided that any non-wilful breach of this paragraph (d) shall not give rise to an Event of Default.

19.10	Financial statements

(a)	Its Original Financial Statements were prepared in accordance with GAAP consistently applied unless expressly disclosed to the contrary.

(b)	Its Original Financial Statements and financial statements provided in accordance with paragraphs (a) (i), (ii), (v), (vi) and (vii) of Clause 20.1 (Financial statements) fairly represent its financial condition and operations during the relevant financial year.

(c)	There has been no material adverse change in its business or financial condition (or the business or consolidated financial condition of the Restricted Group, in the case of the Company) since the date on which its Original Financial Statements are stated to have been prepared.

19.11	Pari passu ranking

(a)	Each Security Document creates (or, once entered into, will create) in favour of the Security Agent for the benefit of the Finance Parties the Security which it is expressed to create with the ranking and priority it is expressed to have.

(b)	Without limiting paragraph (a) above, its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law.

19.12	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which are reasonably likely to be adversely determined and, if so, would be reasonably likely to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it or any of its Subsidiaries in the Restricted Group.

19.13	Title

It has good and marketable title to the assets subject to the Security created by it pursuant to any Security Document, free from all Security except the Security created pursuant to, or permitted by, the Finance Documents.

19.14	Environmental compliance

Each member of the Restricted Group has performed and observed in all material respects all Environmental Law, Environmental Permits and all other material covenants, conditions, restrictions or agreements directly or indirectly concerned with any contamination, pollution or waste or the release or discharge of any toxic or hazardous substance in connection with any real property which is or was at any time owned, leased or occupied by any member of the Restricted Group or on which any member of the Restricted Group has conducted any activity where failure to do so would have a Material Adverse Effect.

19.15	Environmental Claims

No Environmental Claim has been commenced or (to the best of its knowledge and belief) is threatened against any member of the Restricted Group where that claim would be reasonably likely to be determined against that member of the Restricted Group and, if so, would have a Material Adverse Effect.

19.16	Taxation

(a)	It has duly and punctually paid and discharged all Taxes shown in its Tax returns or any assessment made against it to be due and payable within the time period allowed without incurring penalties except to the extent that (i) payment is being contested in good faith by appropriate proceedings, (ii) it has maintained adequate reserves for those Taxes in accordance with GAAP, (iii) payment can be lawfully withheld and (iv) failure to pay would not have a Material Adverse Effect.

(b)	It is not materially overdue in the filing of any Tax returns except where failure to do so would not have a Material Adverse Effect.

(c)	No claims are being asserted against it with respect to Taxes except to the extent that (i) payment is being contested in good faith by appropriate proceedings, (ii) it has maintained adequate reserves for those Taxes in accordance with GAAP, (iii) payment can be lawfully withheld and (iv) those claims would not have a Material Adverse Effect.

19.17	U.S. matters

(a)	Compliance with ERISA
(i)	The Company and each Restricted Subsidiary and ERISA Affiliate of the Company has fulfilled all its material contribution obligations under the minimum funding standards of ERISA, and the Code, with respect to any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under section 412 of the Code maintained by it, that Restricted Subsidiary or ERISA Affiliate or to which it, that Restricted Subsidiary or ERISA Affiliate makes contributions, has within the previous five years made contributions or has an obligation to make contributions (a “Plan”).

(ii)	Each Plan is in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and neither the Company nor any Restricted Subsidiary or ERISA Affiliate of the Company has incurred or expects to incur any material liability to the Pension Benefit Guaranty Corporation of the United States (or any entity succeeding to any or all of its functions under ERISA) or to a Plan under Title IV of ERISA.

(iii)	Neither the Company nor any of its Restricted Subsidiaries or ERISA Affiliates has incurred any material liability to or on account of a Plan pursuant to the penalty provisions of Title I or Title IV of ERISA or expects to incur any such material liability thereunder with respect to any such Plan, in each case to the extent such failure to fulfil the relevant obligations, failure to be in compliance or liability incurred (as applicable) has or could reasonably be expected to have a Material Adverse Effect.

(b)	Investment Company Act

Neither the Company nor any of its Subsidiaries is required to be registered as or is an “investment company” or a “company controlled by an investment company” within the meaning of the United States Investment Company Act of 1940.

(c)	Foreign Corrupt Practices Act

Neither the Company nor any of its Subsidiaries has made an “unlawful payment” within the meaning of, and is not in any way in violation of, The Foreign Corrupt Practices Act (15 U.S.C. Section 78dd-1 et seq.) or any similar laws.

(d)	Margin Stock

No part of the proceeds of any Loan will be used (i) for any purpose which violates the provisions of the Margin Regulations, or (ii) to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, other than in the case of (ii), that portion of the proceeds of any Loan applied towards refinancing any Existing Financial Indebtedness applied toward financing the Merger.

(e)	Restricted Party

So far as the Company is aware, neither the Company nor any of its Subsidiaries (i) is, or is controlled by a Restricted Party; or (ii) has received funds or other property from a Restricted Party.

For the purposes of this Clause 19.17, “Restricted Party” means any person listed:
(i)	in the “Annex” to the Executive Order;

(ii)	on the “Specially Designated Nationals and Blocked Persons” list maintained by OFAC; or

(iii)	in any successor list to either of the foregoing,
or any person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law.

(f)	Indebtedness limitations

Neither the Company nor any of its Restricted Subsidiaries is subject to regulation under any law or regulation of the United States or any state thereof that limits its ability to incur or guarantee indebtedness.

(g)	Anti-Terrorism Law

Neither the Company nor any of its Subsidiaries is:
(i)	in breach of or is the subject of any action or investigation under any Anti-Terrorism Law;

(ii)	knowingly engaged in any transaction that violates any of the applicable provisions set out in any Anti-Terrorism Law;

(iii)	to its knowledge, none of the funds or assets of any Obligor that are used to repay the Facility shall constitute property of, or shall be beneficially owned directly or indirectly by, any Restricted Party and no Restricted Party shall have any direct or indirect interest in such Obligor that would constitute a violation of any Anti-Terrorism Law;

(iv)	each Obligor shall procure that none of its Subsidiaries will, knowingly fund all or part of any payment under this Agreement out of proceeds derived from transactions that violate the prohibitions set forth in any Anti-Terrorism Law,

Where “Anti-Terrorism Law” means each of:
(a)	Executive Order 13224 on Terrorist Financing: Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism issued on 23rd September, 2001, as amended by Executive Order 13268 (as so amended, the “Executive Order”);

(b)	the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as amended (commonly known as the “USA Patriot Act”);

(c)	the Money Laundering Control Act of 1986 (18 U.S.C. Section 1956);

(d)	any other law or regulation administered by OFAC; and

(e)	any similar law enacted in the United States subsequent to the date of this Agreement.
(h)	Public utilities

Neither the Company nor any of its Subsidiaries is a public utility or subject to regulation under the United States Federal Power Act of 1920, where “public utility” has the meaning given to it in the United States Federal Power Act of 1920.

19.18	Allscripts Holding Companies

No Allscripts Holding Company has traded or incurred any liability other than security for the Existing Revolving Facility Agreement, under the Finance Documents or in connection with the plan of merger dated 17 March 2008 between Allscripts, the Company, Patriot Merger Company LLC and Misys Healthcare Systems, LLC. and does not have any assets other than those which are the subject of a Security Document.

19.19	Repetition

The Repeating Representations (and, in the case of paragraph (b) below, the representations set out in Clause 19.7 (No filing or stamp taxes)) are deemed to be made by each Obligor (by reference to the facts and circumstances then existing) on:
(a)	the date of each Utilisation Request or Selection Notice, the first day of each Interest Period; and

(b)	in the case of an Additional Obligor, the day on which the company becomes (or it is proposed that the company becomes) an Additional Obligor.
20.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1	Financial statements

(a)	The Company shall supply to the Agent in sufficient copies for all the Lenders:
(i)	its audited consolidated financial statements for each of its financial years (for the avoidance of doubt, consolidating the Allscripts Group);

(ii)	its audited combined financial statements for each of its financial years, prior to consolidating the Allscripts Group;

(iii)	the audited consolidated financial statements of the Allscripts Group for each of its financial years; and

(iv)	(if requested by a Lender) the audited financial statements of each other Obligor for each of its financial years except that if any Obligor is incorporated in a jurisdiction in which it is not required to produce audited accounts or in which it is not customary to do so, the Company may instead supply unaudited accounts in respect of that Obligor;

(v)	its consolidated interim financial statements for each of its financial half years (for the avoidance of doubt, consolidating the Allscripts Group);

(vi)	its combined financial statements for each of its financial half years, prior to consolidating the Allscripts Group;

(vii)	its combined financial statements for each of its Financial Quarters ending on 31 August and 28 February, prior to consolidating the Allscripts Group (with the exception of the consolidated financial statements for the Financial Quarter ending 30 August 2009); and

(viii)	the consolidated financial statements of the Allscripts Group for each of its financial half years or Financial Quarters, in respect of paragraph (a)(ii), (vi) and (vii) in the form agreed by the Agent prior to the date of this Agreement.

(b)	All financial statements must be supplied as soon as they are available and:
(i)	in the case of the financial statements referred to in paragraphs (a)(i), (a)(ii) and (a)(iv) above, within 120 days;

(ii)	in the case of another Obligor’s annual financial statements, within 120 days;

(iii)	in the case of the financial statements referred to in paragraphs (a)(v) and (a)(vi) above, within 90 days; and

(iv)	in the case of the financial statements referred to in paragraph (a)(vii) above, within 45 days, of the end of the financial period to which those financial statements relate and, in the case of financial statements of the Allscripts Group, promptly after any member of the Group receives the same in its capacity as shareholder of a member of the Allscripts Group.

20.2	Compliance Certificate

(a)	The Company shall supply to the Agent, with each set of financial statements delivered by it pursuant to paragraph (a)(ii), (a)(vi) or (a)(vii) of Clause 20.1 (Financial statements):
(i)	a Compliance Certificate as to compliance with Clause 21 (Financial covenants) as at the relevant Test Date (as defined in Clause 21.1 (Financial definitions)), being the date as at which those financial statements were drawn up; and

(ii)	a list of all Strategic Corporate Hedges, such list substantially in the form agreed between the Company and the Lenders prior to the date of the Amendment Agreement.

(b)	Each Compliance Certificate shall be signed by two authorised signatories of the Company, one of which is the chief executive officer or the chief financial officer of the Company.

20.3	Principal Subsidiaries

The Company shall supply to the Agent with each set of financial statements delivered by it pursuant to paragraph (a)(ii), (a)(vi) or (a)(vii) of Clause 20.1 (Financial statements) or, within 14 days after any request made by the Agent (acting reasonably), a certificate signed on its behalf by two authorised signatories of the Company, one of which is the chief executive officer or the chief financial officer of the Company:
(a)	listing the Principal Subsidiaries as at the end of the Relevant Period (or, as at the date specified in the Agent’s request, which date must be not less than 15 nor more than 45 days before the date of the request and which must be at the end of a month); and

(b)	setting out in reasonable detail and in a form satisfactory to the Agent the computations necessary to justify the inclusions in, and exclusions from, that list.
20.4	Annual Budget

The Company shall supply to the Agent in sufficient copies for all the Lenders as soon as the same becomes available, but in any event no later than 60 days after the start of each of its financial years, a Budget in respect of that financial year in the form agreed by the Agent prior to the date of this Agreement.

20.5	Requirements as to financial statements

(a)	The Company shall ensure that each set of its financial statements delivered by it pursuant to Clause 20.1 (Financial statements) is prepared using IFRS and accounting practices and financial reference periods consistent with those applied in the preparation of its Original Financial Statements unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in IFRS or the accounting practices or reference periods and it delivers to the Agent a certificate signed by two authorised signatories of the Company, one of which is the chief executive officer or the chief financial officer of the Company setting out:
(i)	a description of any change necessary for those financial statements and a reconciliation of those financial statements to reflect the IFRS, accounting practices and reference periods upon which its Original Financial Statements were prepared; and

(ii)	sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 21 (Financial covenants) has been complied with on the basis of those financial statements as reconciled in accordance with the reconciliation referred to in paragraph (i) above and to make an accurate comparison between the financial position indicated in those financial statements and its Original Financial Statements.
(b)	If the Company notifies the Agent of a change in accordance with paragraph (a) above then the Company and Agent shall enter into negotiations in good faith with a view to agreeing:
(i)	whether or not the change might result in any material alteration in the commercial effect of any of the terms of this Agreement; and

(ii)	if so, any amendments to this Agreement which may be necessary to ensure that the change does not result in any material alteration in the commercial effect of those terms, and if any amendments are agreed they shall take effect and be binding on each of the Parties in accordance with their terms.

Any reference in this Agreement to the Company’s financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Company’s Original Financial Statements were prepared.

20.6	Information: miscellaneous

The Company shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):
(a)	all documents dispatched by the Company to its shareholders (or any class of them) or its creditors generally (or any class of them) at the same time as they are dispatched;

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Restricted Group, and which are reasonably likely to be adversely determined and, if so, would be reasonably likely to have a Material Adverse Effect;

(c)	promptly, such further information regarding the financial condition, business and operations of any member of the Restricted Group as any Finance Party (through the Agent) may reasonably request; and

(d)	promptly but in any event within 90 days after the end of each half of each of its financial years, a certificate confirming the total number of shares in the Company purchased by the Company during such half of the relevant financial year, and the total amount paid for such shares during that period (including stamp duty and brokers’ commissions).
20.7	Notification of Default

(a)	Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)	Promptly upon a request by the Agent, the Company shall supply to the Agent a certificate signed by a director or two senior officers on its behalf certifying that no Default is continuing (or, if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

20.8	Use of websites

(a)	The Company may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Company and the Agent (the “Designated Website”) if:
(i)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Company and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Company and the Agent.
If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically, then the Agent shall notify the Company accordingly and the Company shall supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event, the Company shall supply the Agent with at least one copy in paper form of any information required to be provided by it.

(b)	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Company and the Agent.

(c)	The Company shall promptly upon becoming aware of the occurrence of an event specified in paragraphs (i) to (v) below notify the Agent or procure that it is notified, if:
(i)	the Designated Website cannot be accessed for a period of more than 24 hours due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Company becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.
If the Company notifies the Agent under paragraph (c)(i) or paragraph (c)(v) of this Clause 20.8, all information to be provided by the Company under this Agreement after the date of that notice shall be supplied in paper form unless and until the circumstances giving rise to the notification are no longer continuing.

Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Company shall comply with any such request within 10 Business Days.

20.9	“Know your customer” checks

(a)	Each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective New Lender) in order for the Agent, such Lender or any prospective New Lender to carry out and be satisfied with the results of all necessary “know your customer” or other checks in relation to any person that are required by law or regulatory requirements, provided that the Agent or any Lender shall be entitled to request such information only:
(i)	during the period from and including the date of this Agreement to and including the date falling 40 Business Days after the date of this Agreement or, as the case may be, during the period from and including the effective date of an assignment or a transfer to a New

Lender in accordance with Clause 24 (Changes to the Lenders) to and including the date falling 40 Business Days after such effective date; or

(ii)	following a change in any law or regulatory requirements, during the period from and including the date of such change to and including the date falling 40 Business Days after the date of such change.
For the purposes of this Clause 20.9 (“Know your customer” checks) the Agent or any other Lender requesting any documentation or evidence referred to above, shall be referred to as a “Requesting Lender” and the relevant documentation or evidence, shall be referred to as the “KYC Information”.

(b)	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied with the results of all necessary “know your customer” or other checks on Lenders or prospective new Lenders pursuant to the transactions contemplated in the Finance Documents.

(c)	The Company shall, by not less than 10 Business Days’ written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Obligor pursuant to Clause 25 (Changes to the Obligors).

(d)	Following the giving of any notice pursuant to paragraph (c) above, the Company shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective New Lender) in order for the Agent, such Lender or any prospective New Lender to carry out and be satisfied with the results of all necessary “know your customer” or other checks in relation to any person that are required by law or regulatory requirements.

(e)	The Agent shall promptly notify the Company of any KYC Information requested by a Requesting Lender and the Company shall promptly supply or procure the supply of such KYC Information to the Agent (which shall promptly forward the relevant KYC Information to the relevant Requesting Lender).

20.10	Pensions Notices

(a)	Each Obligor whose jurisdiction of incorporation is England and Wales, Scotland or Northern Ireland must immediately notify the Agent in writing if it becomes aware that the Pensions Regulator intends to start or has started any investigation which that Obligor has reasonable grounds to consider is reasonably likely to lead to the issue of a Pensions Notice to that Obligor. That notification must be made as soon as the relevant Obligor becomes aware of the relevant facts.

(b)	Each Obligor whose jurisdiction of incorporation is England and Wales, Scotland or Northern Ireland must immediately notify the Agent in writing if it receives a Pensions Notice from the Pensions Regulator.

21.	FINANCIAL COVENANTS

21.1	Financial definitions

In this Agreement:

“Adjusted EBITDA” means, in respect of any Relevant Period, EBITDA for that Relevant Period adjusted by:
(a)	crediting EBITDA for that Relevant Period for any Subsidiaries (excluding any member of the Group which is a member of the Allscripts Group) acquired during that Relevant Period; and

(b)	debiting (but only to the extent included in EBITDA) EBITDA for that Relevant Period for any Subsidiaries (excluding any member of the Group which is a member of the Allscripts Group) disposed of during that Relevant Period, and where amounts are denominated in a currency other than sterling, using an exchange rate determined in accordance with IFRS.

“Borrowings” means, in respect of any Relevant Period without double counting, the aggregate outstanding principal, capital or nominal amount of Financial Indebtedness on the last day of that Relevant Period (determined on a consolidated basis and calculated using the exchange rate applying on the calculation date) of the members of the Restricted Group and shall include:
(a)	the outstanding amount of any bills of exchange or promissory notes on which any member of the Restricted Group is liable as drawer (but only if the relevant bill is not beneficially owned by it), acceptor, issuer, endorser or otherwise (but excluding any bill or note drawn, accepted or issued by that member of the Restricted Group in the ordinary course of trading and which is payable at sight or not more than 90 days after sight or has a final maturity of not more than 90 days from its issue date and is not re-financing another bill or note relating to the same underlying transaction);

(b)	to the extent paid up or credited as paid up, the nominal amount of any redeemable shares issued by any member of the Restricted Group;

(c)	any fixed or minimum premium payable on redemption or repayment of any Financial Indebtedness; and

(d)	the amount of any Financial Indebtedness consisting of deferred consideration but only where the amount payable can be determined at such time or, where the amount cannot be determined at such time but the Financial Indebtedness consisting of deferred consideration will not be less than an amount which can be determined, the amount so determined, but excluding:
(e)	any Financial Indebtedness owed by one member of the Restricted Group to another;

(f)	the mark to market value of any Strategic Corporate Hedge; and

(g)	any moneys borrowed from any member of the Restricted Group by the trustee of an employee share option scheme for the benefit of employees of any member of the Restricted Group required to be recognised as a liability of any member of the Restricted Group by Financial Reporting Standard 5 (Reporting the Substance of Transactions).
For this purpose, moneys borrowed or raised which are on a particular day outstanding or repayable in a currency other than sterling shall on that day be taken into account (i) if that day is a date as at which the Restricted Group’s audited consolidated balance sheet (without consolidating the Allscripts Group) has been prepared, in their sterling equivalent at the rate of exchange used for the purpose of preparing that balance sheet and (ii) in any other case in their sterling equivalent as at 11.00 a.m. on the last Business Day of the previous month.

“Capital Expenditure” means any expenditure which, in accordance with IFRS, should be treated as capital expenditure in the audited consolidated financial statements of the Restricted Group.

“Cash and Cash Equivalents” means, in respect of any Relevant Period, the sum of:
(a)	the then current market value of marketable debt securities issued or guaranteed by the government of the United States or the United Kingdom;

(b)	deposits for a term of three months or less and money at call with the Agent or a recognised bank, building society or financial institution incorporated or established in the OECD having a rating of at least A granted by Standard & Poor’s Rating Services or at least A2 by Moody’s Investors Service Inc., except to the extent they constitute Excluded Cash;

(c)	the then current market value of any certificate of deposit the term of which has three months or less remaining to maturity issued by the Agent or a recognised bank, building society or financial institution incorporated or established in the OECD having a rating of A granted by Standard & Poor’s Rating Services, or at least A2 by Moody’s Investors Service Inc.;

(d)	(if positive) the marked to market value of any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price; and

(e)	any cash in hand or cash at bank other than Excluded Cash,
held by or for a member of the Restricted Group on the last day of that Relevant Period.

“EBITDA” means, for any Relevant Period, PBIT before deduction of any amount attributable to the amortisation of intangible assets, depreciation of tangible assets or impairment and eliminating the effect of any Recycled FX, Movement on Embedded Derivatives and Unrealised Foreign Exchange Movements on Strategic Corporate Hedges.

“Excluded Cash” means, in respect of any member of the Restricted Group on the last day of a Relevant Period, the amount (if any) of any Cash and Cash Equivalents of that member of the Restricted Group held outside the United Kingdom which, or the proceeds of which, is or are prohibited at that time by applicable foreign exchange or other laws from being applied to meet any indebtedness included in the calculation of Borrowings or to be remitted to the United Kingdom.

“Foreign Currency Contract” means a contract entered into by a member of the Restricted Group in the ordinary course of its trading that is denominated in a currency that is not the usual operating currency of that member of the Restricted Group.

“Movement on Embedded Derivatives” means unrealised gains or losses resulting from currency fluctuation in the Relevant Period in respect of any Foreign Currency Contract determined in accordance with International Accounting Standard 39 of IFRS.

“Net Borrowings” means, in respect of any Relevant Period, Borrowings less Cash and Cash Equivalents.

“Net Interest Payable” means, in respect of any Relevant Period:
(a)	the aggregate amount of the interest (including the interest element of leasing and hire purchase payments and capitalised interest), commission, fees, discounts and other finance payments payable in cash by any member of the Restricted Group (including any commission, fees, discounts and other finance payments payable by any member of the Restricted Group under any interest rate hedging arrangement) and excluding, for the avoidance of doubt any amount deemed to be interest in accordance with Financial Reporting Standard 12 (Provisions, Contingent Liabilities and Contingent Assets) and Financial Reporting Standard 17 (Retirement Benefits) any interest in respect of any indebtedness referred to in paragraph (b)(ii) of Clause 22.13 (Loans and Guarantees);
less:
(b)	the aggregate of any interest receivable in cash by any member of the Restricted Group on any deposit or bank account and any commission, fees, discounts and other finance payments received by any member of the Restricted Group under any interest rate hedging instrument and for the avoidance of doubt any amounts received by any member of the Restricted Group by way of return on any money market fund.
“PBIT” means, in relation to any Relevant Period, the consolidated operating profit of the Restricted Group from continuing operations but before tax and excluding:
(a)	any exceptional, one-off, non-recurring or extraordinary items;

(b)	Net Interest Payable for that Relevant Period; and

(c)	profits (or losses) of any member of the Restricted Group (other than the Company) which are attributable to ownership interests in that member of the Restricted Group that are not directly held by another member of the Restricted Group, but including, to the extent not already included, operating profit of any Restricted Subsidiary or business of the Restricted Group disposed of during that Relevant Period for that part of that Relevant Period in which that Restricted Subsidiary or business was owned by the Restricted Group.

“Recycled FX” means any unrealised gains or losses resulting only from the requirement to account for foreign exchange movements resulting from the repayment, discharge or transfer of long term loans between members of the Restricted Group where such loans are classified within the long term liabilities of the individual accounts of the members of the Restricted Group.

“Relevant Period” means each period of 12 months ending on a Test Date.

“Strategic Corporate Hedge” means a forward foreign exchange contract entered into by the Company or a member of the Restricted Group in the relevant Financial Year and maturing within that Financial Year specifically to hedge the projected foreign currency profits of the forthcoming year and for which hedge accounting has not been achieved.

“Test Date” means 31 May 2009, 30 November 2009 and each Quarter Date thereafter.

“Unrealised Foreign Exchange Movements on Strategic Corporate Hedges” means unrealised marked to market gains or losses on any Strategic Corporate Hedge.

The above terms shall be interpreted in accordance with paragraph (h) of Clause 1.2 (Construction).

21.2	Financial condition

The Company shall ensure that, on each Test Date:
(a)	the ratio of Net Borrowings on that Test Date to Adjusted EBITDA for the Relevant Period ending on that Test Date shall:
(i)	be less than 3.0:1 if the Test Date falls before the Security Release Date; and

(ii)	be less than 2.50:1 if the Test Date falls on or after the Security Release Date.
(b)	the ratio of EBITDA to Net Interest Payable for the Relevant Period ending on that Test Date shall be greater than 5.0:1.
21.3	Financial testing

The financial covenants set out in Clause 21.2 (Financial condition) shall be tested for each Relevant Period by reference to each of the financial statements and/or each Compliance Certificate delivered pursuant to Clause 20.2 (Compliance Certificate).

21.4	Adjustment for Interest Cover Test

For the purpose of calculating Clause 21.2(b) (Financial condition), Net Interest Payable shall be adjusted by:
(a)	excluding any payment of up-front fees or expenses (however described) in connection with the Facilities or any facility entered into prior to the date of this Agreement, and any amortisation in respect of any such fees or expenses; and

(b)	in respect of any Relevant Period in which principal was outstanding under the Existing Subordinated Facility Agreement, including interest payable in relation to that principal as if that principal had been outstanding under the Existing Revolving Facility Agreement and not the Existing Subordinated Facility Agreement.
The adjustments in paragraphs (a) and (b) above shall only affect the calculation of “Net Interest Payable “ for the purposes of Clause 21.2(b) and no adjustment will be made to “Net Interest Payable” for the purposes of determining PBIT for any Relevant Period.

22.	GENERAL UNDERTAKINGS

The undertakings in this Clause 22 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

22.1	Authorisations

Each Obligor shall promptly:
(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Agent of,
any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.
22.2	Compliance with laws

Each Obligor shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

22.3	Pari passu ranking

Each Obligor shall ensure that at all times its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law.

22.4	Negative pledge

(a)	No Obligor shall (and the Company shall ensure that no other member of the Restricted Group shall) create or permit to subsist any Security over any of its assets.

(b)	No Obligor shall (and the Company shall ensure that no other member of the Restricted Group shall):
(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or any other member of the Restricted Group;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect, in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness for the Group or of financing the acquisition of an asset by the Group.
(c)	Paragraphs (a) and (b) above do not apply to:
(i)	any netting or set-off arrangement entered into by any member of the Restricted Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(ii)	any lien arising by operation of law and in the ordinary course of trading;

(iii)	except where the supplier is another member of the Restricted Group, any title transfer or retention of title arrangement entered into by any member of the Restricted Group in the normal course of trading on the supplier’s standard or usual terms;

(iv)	any Security or (Quasi Security) over or affecting any asset acquired by a member of the Restricted Group (except any asset acquired from another member of the Restricted Group) after the date of this Agreement if:
(A)	the Security or Quasi Security was not created in contemplation of the acquisition of that asset by a member of the Restricted Group;

(B)	the principal amount secured has not been increased in contemplation of, or since the acquisition of, that asset by a member of the Restricted Group; and

(C)	the Security or Quasi Security is removed or discharged within nine months of the date of acquisition of such asset unless the Company has demonstrated to the satisfaction of the Agent that that member of the Restricted Group (1) is not contractually entitled to repay the Financial Indebtedness secured by that Security, and (2) has used reasonable endeavours to procure the discharge of that Security, unless the Majority Lenders consent otherwise;

(v)	any Security or Quasi Security over or affecting any asset of any company which becomes a member of the Restricted Group after the date of this Agreement, where the Security or Quasi Security is created prior to the date on which that company becomes a member of the Restricted Group, if:
(A)	the Security or Quasi Security was not created in contemplation of the acquisition of that company;

(B)	the principal amount secured has not increased in contemplation of, or since the acquisition of, that company; and

(C)	the Security or Quasi Security is removed or discharged within nine months of that company becoming a member of the Restricted Group unless the Company has demonstrated to the satisfaction of the Agent that that member of the Restricted Group (1) is not contractually entitled to repay the Financial Indebtedness secured by that Security, and (2) has used reasonable endeavours to procure the discharge of that Security, unless the Majority Lenders consent otherwise;

(vi)	any Security or Quasi Security securing indebtedness the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of Security or Quasi Security other than any permitted under this paragraph (c)) does not exceed £2,500,000 (or its equivalent);

(vii)	any Security created in connection with escrow arrangements for source codes agreed with the customers of any member of the Restricted Group in the ordinary course of business;

(viii)	any Security over goods, documents of title to goods and related documents and insurances and their proceeds arising or created in the ordinary course of its business as security for indebtedness to a bank or financial institution directly relating to the assets over which that Security exists;

(ix)	any Security over any assets of a member of the Restricted Group in favour of a Guarantor;

(x)	the security created pursuant to any of the Security Documents; and

(xi)	any Security or Quasi Security created over any asset with the prior written consent of the Majority Lenders.
(d)	Paragraph (a) above does not apply to Security granted by a member of the Restricted Group in favour of a provider of bank guarantees, bid, transfer or performance bonds, standby letters of credit and similar instruments required by it or another member of the Restricted Group in the ordinary course of business provided that the principal amount secured by such Security does not exceed £500,000 (or its equivalent) in aggregate.

22.5	Disposals

(a)	No Obligor shall (and the Company shall ensure that no other member of the Restricted Group shall), enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset to any other person, including any member of the Allscripts Group.

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal of an asset (other than a Charged Asset):
(i)	made in the ordinary course of trading of the disposing entity;

(ii)	of assets in exchange for other assets comparable or superior as to type, value and quality;

(iii)	of obsolete assets at arm’s length and on normal commercial terms;

(iv)	of cash as consideration for the acquisition of any asset at arm’s length and on normal commercial terms;

(v)	of assets at arm’s length and on normal commercial terms, which in the reasonable view of the board of directors of the Company, are not required in the operation of the disposing entity’s business and which were acquired by the disposing entity as the result of the acquisition of another person;

(vi)	of assets for a consideration not less than a normal commercial consideration by any member of the Restricted Group to a Guarantor, or by one member of the Restricted Group that is a wholly-owned Subsidiary of the Company to another member of the Restricted Group that is a wholly-owned Subsidiary, or (if the interest of the Company in the transferee is not less than its interest in the transferor) by any other member of the Restricted Group to another member of the Restricted Group;

(vii)	of cash dividends by the Company to its ordinary shareholders from its distributable profits and reserves in the usual and ordinary course of its business;

(viii)	of assets for cash of the Company having an aggregate fair market value of less than £35,000,000 over the life of the Facility (or its equivalent) and any individual disposal of an asset for cash consideration of less than £50,000; or

(ix)	made with the prior written consent of the Majority Lenders, provided that nothing in this paragraph (b) shall permit any member of the Group to sell, lease, transfer or otherwise dispose of any shares in Allscripts other than as part of a Permitted Buyback.

22.6	Change of business

The Company shall procure that no substantial change is made to the general nature of the business of the Company or the Restricted Group from that carried on at the date of this Agreement.

22.7	Merger

No Obligor shall enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction other than where the surviving entity of that amalgamation, demerger, merger, consolidation or corporate reconstruction is (a) liable for the obligations of that Obligor and (b) incorporated in the same jurisdiction as that Obligor.

22.8	Insurance

Each Obligor shall (and the Company shall ensure that each member of the Restricted Group shall) maintain insurances on and in relation to its business and assets with reputable underwriters or insurance companies against those risks and to the extent that it reasonably considers is usual for companies carrying on the same or substantially similar business.

22.9	Environmental compliance

Each Obligor shall (and the Company shall ensure that each member of the Restricted Group shall) comply in all material respects with all Environmental Law and obtain and maintain any Environmental Permits where failure to do so would have a Material Adverse Effect.

22.10	Environmental Claims

The Company shall inform the Agent in writing as soon as reasonably practicable upon becoming aware of the same if any Environmental Claim has been commenced or (to the best of the Company’s knowledge and belief) is threatened against any member of the Restricted Group where the claim would be reasonably likely to be determined against that member of the Restricted Group and, if so, would have a Material Adverse Effect.

22.11	Taxation

Each Obligor shall (and the Company shall ensure that each member of the Restricted Group shall) duly and punctually pay and discharge all Taxes shown in its Tax returns or in any assessment made against it to be due and payable within the time period allowed without incurring penalties except to the extent that (a) payment is being contested in good faith by appropriate proceedings, (b) it has maintained adequate reserves for those Taxes in accordance with GAAP, (c) payment can be lawfully withheld and (d) failure to pay would not have a Material Adverse Effect.

22.12	Prohibited acquisitions

(a)	No Obligor shall (and the Company shall ensure that no other member of the Restricted Group shall), without the prior written consent of the Majority Lenders:
(i)	subscribe for or acquire any share or other equity interest in, or make any capital contribution to, any person; or

(ii)	acquire any business or going concern, or the whole or substantially the whole of the assets or business of any person, or any assets that constitute a division or operating unit of the business of any person,
(each an “Acquisition”).

(b)	Paragraph (a) above shall not apply to:
(i)	the Share Buy Backs (subject to Clause 22.15 (Limitation on the amounts applied towards Share Buy Backs));

(ii)	an Acquisition for a consideration not exceeding a normal commercial consideration by a Guarantor from any member of the Restricted Group, or by one wholly-owned Subsidiary of the Company in the Restricted Group from another wholly-owned Subsidiary in the Restricted Group, or (if the interest of the Company in the transferee is not less than its interest in the transferor) by any other such Subsidiary from another which is a member of the Restricted Group;

(iii)	an Acquisition of the issued share capital of a limited liability company, including by way of formation, which has not traded prior to the date of that Acquisition and which has no, or only nominal, assets and liabilities as at the date of that Acquisition;

(iv)	an Acquisition (other than any acquisition of shares or equity investment in the Allscripts Group) by a member of the Restricted Group if:
(A)	it is made at fair market value;

(B)	it is of or in a business or shares in a business, in each case of the same type as that carried on by the Restricted Group;

(C)	all Authorisations required in relation to that Acquisition have been obtained;

(D)	it does not involve any member of the Restricted Group entering into a partnership or joint venture arrangement with any person other than a member of the Restricted Group for the purposes of that Acquisition;

(E)	the ratio of Net Borrowings to Adjusted EBITDA for the most recently ended Relevant Period in respect of which a Compliance Certificate has been delivered, recalculated (i) after consolidating the financial statements of the company or business to be acquired (consolidated if that company has Subsidiaries) for that Relevant Period with those of the Restricted Group on a pro forma basis (and taking into synergies which are reasonable and realisable within 12 months of the proposed acquisition), and (ii) as if the consideration for the proposed acquisition had been paid on the last day of that Relevant Period, is less than 2.5:1;

(F)	the Company certifies to the Agent no later than the date the Acquisition completes that it is in compliance with paragraph (E) above, but only in respect of an Acquisition where the amount of the total cash and cash equivalent consideration for that Acquisition (including associated costs and expenses and any Financial Indebtedness assumed by a member of the Restricted Group from the acquired company or business or remaining in the acquired company or business at the date of Acquisition) (the “Acquisition Consideration”) is greater than £1,000,000;

(G)	the Acquisition Consideration for that Acquisition, when aggregated with the Acquisition Consideration for each other Acquisition (including for the avoidance of doubt any Acquisition of shares or other equity interests in the capital of a member of the Allscripts Group) made during the same financial year of the Company pursuant to this sub-paragraph (iv), does not exceed £35,000,000 (or its equivalent in another currency or currencies);

(H)	the Acquisition Consideration for any Acquisitions where the EBITDA (adjusted on a pro forma basis for synergies which are reasonable and realisable within 12 months of the proposed acquisition) of the company or business to be acquired for the most recently ended financial year of the company or business prior to the date of the proposed Acquisition is negative when aggregated with all other such Acquisitions made during the same financial year of the company does not exceed £17,500,000;

(I)	(in the case of an Acquisition of shares or other equity interests in the capital of a member of the Allscripts Group), the relevant Acquisition Consideration when aggregated with the relevant Acquisition Consideration for each other such Acquisition made after the date of this Agreement less the aggregate amount of any distribution, or the proceeds of a Permitted Buyback actually received in cash after the date of this Agreement in respect of shares in Allscripts held by a member of the Restricted Group, does not exceed £25,000,000 (or its equivalent in another currency or currencies) over the life of the Facility, provided that (x) any such Acquisition of shares or equity interests is made by one of the Allscripts Holding Companies and (y) for these purposes “relevant Acquisition Consideration” shall not include any consideration for an acquisition of shares in Allscripts that is required to prevent the percentage of the aggregate issued ordinary share capital of Allscripts held by the Group from being reduced as a result of an event outside of the Company’s control; and

(J)	no Default is continuing or would result from that Acquisition.

22.13	Loans and Guarantees

(a)	Except as permitted by paragraph (b) below, no Obligor shall (and the Company shall ensure that no member of the Restricted Group shall) (i) make any loans or grant any credit or (ii) give any guarantee or indemnity (except as required under any of the Finance Documents) or otherwise voluntarily assume any liability, whether actual or contingent, in respect of any indebtedness of any person (together, a “Guarantee”).

(b)	Paragraph (a) above shall not prohibit any Obligor or any other member of the Restricted Group from granting any loan or credit or giving any Guarantee:
(i)	in the ordinary course of business;

(ii)	to, or in respect of, any member of the Restricted Group;

(iii)	to any person to finance, directly or indirectly, the purchase by that person or any other person of any indebtedness of any member of the Restricted Group if the Obligor disclosed to the Agent its intention to grant that loan or credit prior to the date of this Agreement;

(iv)	to any trustee of an employee share option scheme provided in the ordinary course of business for the benefit of employees of any member of the Restricted Group; or

(v)	where the aggregate principal amount outstanding of all loans or credit granted, and Guarantees given by the members of the Restricted Group to, or in respect of, persons who are not members of the Restricted Group, does not exceed £25,000,000, provided that nothing in this paragraph (b) shall permit any member of the Group to grant any loan or credit or give any Guarantee to or in respect of a member of the Allscripts Group other than in accordance with paragraph (v) above.

22.14	Accession of Additional Guarantors

(a)	Without prejudice to Clause 25.6 (Resignation of a Guarantor), the Company shall ensure that:
(i)	(unless the Company demonstrates to the reasonable satisfaction of the Agent that it is unlawful for a member of the Restricted Group to become an Additional Guarantor):
(A)	each member of the Restricted Group which satisfies the Relevant Criteria as at the date of this Agreement shall become an Additional Guarantor in accordance with the provisions of Clause 25.4 (Additional Guarantors) (i) on or before the Refinancing Completion Date in respect of Phase One Guarantors, (ii) on or before the date falling 30 days after the date of this Agreement in respect of Phase Two Guarantors or (iii) on or before the date falling 90 days after the date of this Agreement in respect of Phase Three Guarantors; and

(B)	each member of the Restricted Group from time to time which satisfies the Relevant Criteria at any time after the date of this Agreement shall within 90 days of it satisfying the Relevant Criteria become an Additional Guarantor in accordance with the provisions of Clause 25.4 (Additional Guarantors);
(ii)	within 90 days of the date of this Agreement, the aggregate unconsolidated operating profit of all Guarantors (without double counting and excluding any dividend or other distribution received by that Guarantor from any of its Restricted Subsidiaries) and ignoring any Guarantor which makes an operating loss is at least equal to 85 per cent. of the operating profit of the Restricted Group in accordance with the last available audited consolidated statements as at the date of this Agreement;

(iii)	within 90 days of the date of this Agreement, the aggregate unconsolidated gross revenue of all Guarantors (without double counting and excluding any dividend or other distribution received by that Guarantor from any of its Restricted Subsidiaries) is at least equal to 85 per cent. of the revenue of the Restricted Group in accordance with the last available audited consolidated statements as at the date of this Agreement; and

(iv)	within 90 days of the date of this Agreement, the aggregate unconsolidated gross assets of all Guarantors (without double counting and excluding any dividend or other distribution received by that Guarantor from any of its Restricted Subsidiaries) is at least equal to 85 per cent. of the total gross assets (less goodwill) of the Restricted Group in accordance with the last available audited consolidated statements as at the date of this Agreement.
(b)	A member of the Restricted Group which is regulated by the Financial Services Authority shall not be required to become an Additional Guarantor (but shall, for the avoidance of doubt, be counted as a member of the Restricted Group, including for the purposes of (ii) and (iii) of paragraph (a) above).

(c)	For the purposes of this Clause 22.14, “Relevant Criteria” means, in respect of a member of the Restricted Group, that the total gross assets (less goodwill), revenues or operating profits of that member of the Restricted Group represent at least 7.5 per cent. of the consolidated total gross assets (less goodwill), revenues or operating profits of the Restricted Group, determined using the applicable principles set out in the definition of “Principal Subsidiary” in Clause 1.1 (Definitions) after making all necessary changes except that paragraph (a) of that definition shall not apply; and

22.15	Limitation on the amounts applied towards Share Buy Backs

(a)	Except as permitted by paragraph (b) below, the Company shall not apply any amounts towards Share Buy Backs.

(b)	Paragraph (a) shall not prohibit the Company from applying amounts towards Share Buy Backs to prevent dilution of existing shareholders following any issue of shares in the Company made under an employee share option scheme provided that the aggregate consideration paid for all such repurchases does not exceed up to a maximum of £25,000,000 per annum (or its currency equivalent).

22.16	Limitation on Financial Indebtedness

The Company shall ensure that no member of the Restricted Group (other than an Obligor) will incur or allow to remain outstanding any Financial Indebtedness other than to another member of the Restricted Group or Financial Indebtedness in an aggregate principal amount not exceeding £17,500,000 (or its equivalent currency).

22.17	Anti-Terrorism Laws

(a)	No Obligor shall knowingly engage in any transaction that violates any of the applicable prohibitions set forth in any Anti-Terrorism Law.

(b)	To the knowledge of each Obligor, (i) none of the funds or assets of such Obligor that are used to repay the Facility shall constitute property of, or shall be beneficially owned directly or indirectly by, any Restricted Party and (ii) no Restricted Party shall have any direct or indirect interest in such Obligor that would constitute a violation of any Anti-Terrorism Laws.

(c)	No Obligor shall, and each Obligor shall procure that none of its Subsidiaries will, knowingly fund all or part of any payment under this Agreement out of proceeds derived from transactions that violate the prohibitions set forth in any Anti-Terrorism Law.

22.18	US Regulation

Each Obligor shall ensure that it will not, by act or omission, become subject to regulation under any of the laws or regulations described in Clauses 19.17(b) (Investment Company Act) or (h)(Public Utilities).

22.19	Margin Regulations

No Obligor may use any Loan, directly or indirectly, to buy or carry Margin Stock or to extend credit to others for the purpose of buying or carrying Margin Stock in violation of Clause 19.17(d) (Margin Stock).

22.20	Allscripts Holding Companies

The Company shall procure that no Allscripts Holding Company shall trade, carry on any business, own any assets, incur any liabilities or conduct any activity other than in connection with:
(a)	the ownership of shares (and related rights) in the Allscripts;

(b)	the receipt and making of payments arising out of the ownership referred to in paragraph (a) above;

(c)	such activities as are necessary only to permit the activity described in paragraphs (a) and (b) above.
22.21	Conditions subsequent

(a)	The Company shall no later than 5 June 2009 repay in full and cancel all Financial Indebtedness incurred by any member of the Group under the Existing Subordinated Facility Agreement.

(b)	The Company shall within 30 days of the date hereof enter into an engagement letter with PricewaterhouseCoopers in respect of the audit of the combined financial statements of the Restricted Group.

23.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 23 is an Event of Default.

23.1	Non-payment

An Obligor does not pay in the manner provided in a Finance Document any amount payable by it when due, unless that Obligor satisfies the Agent that non-payment is due solely to administrative error (whether by that Obligor or a bank involved in transferring funds to the Agent) and payment is made within two Business Days of its due date.

23.2	Financial covenants

Any requirement of Clause 21 (Financial covenants) is not satisfied.

23.3	Other obligations

(a)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 23.1 (Non-payment), Clause 21.2 (Financial condition) and Clause 22.21 (Conditions subsequent).

(b)	No Event of Default will occur under paragraph (a) above if the failure to comply is capable of remedy and is remedied within 30 days of the earlier of (i) the Agent giving notice to the Company and (ii) the Company becoming aware of the failure to comply provided that for the purpose of this paragraph the provisions of Clause 22.21 (Conditions subsequent) shall not be deemed capable of remedy.

23.4	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

23.5	Cross default

(a)	Any Financial Indebtedness of any member of the Restricted Group is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any member of the Restricted Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment to make available any Financial Indebtedness of any member of the Restricted Group is cancelled or suspended by a creditor of any member of the Restricted Group as a result of an event of default (however described).

(d)	Any creditor of any member of the Restricted Group becomes entitled to declare any Financial Indebtedness of any member of the Restricted Group due and payable prior to its specified maturity as a result of an event of default (however described).

(e)	Any Financial Indebtedness of any member of the Allscripts Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(f)	No Event of Default will occur:
(i)	under any of paragraphs (a) to (d) above, if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness is less than £3,500,000 (or its equivalent); or

(ii)	under paragraph (e) above, if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness is less than £8,750,000 (or its equivalent).

23.6	Insolvency

Any Obligor or Principal Subsidiary:
(a)	is (or is, or could be, deemed by law or a court to be) insolvent or unable to pay its debts (including cessation des paiements within the meaning of the French Code de commerce), stops, suspends or threatens to stop or suspend payment of all or a material part of (or of a particular type of) its indebtedness;

(b)	begins negotiations or takes any other step with a view to agreeing a moratorium in respect of all of (or all of a particular type of) its indebtedness (or of any part which it will or might otherwise be unable to pay when due); or

(c)	proposes or makes a general assignment or an arrangement or composition with or for the benefit of the relevant creditors or a moratorium including, without limitation, a moratorium under a conciliation procedure in accordance with articles L.611-4 to L.611-5 of the French Code de commerce is agreed or declared in respect of or affecting all or a material part of (or of a particular type of) the indebtedness of that Obligor or Principal Subsidiary.
23.7	Winding-up

(a)	Any Obligor or Principal Subsidiary takes any corporate action, or other steps or legal proceedings are started, for its winding-up, dissolution, administration or re-organisation (whether by voluntary arrangement, scheme of arrangement or otherwise) or for the appointment of a liquidator, receiver, conciliateur, mandataire ad hoc, administrative receiver, administrator, conservator, custodian, trustee or similar officer of it or a material part of its of its assets or revenues and assets.

(b)	Any Obligor or any member of the Group commences proceedings for the appointment of a mandataire ad hoc or for a conciliation in accordance with articles L.611-3 to L.611-15 of the French Code de Commerce.

(c)	A judgement for sauvegarde, redressement judiciaire, cession totale de l’entreprise or liquidation judiciaire is entered into in relation to any Obligor or any member of the Group under articles L.620-1 to L.644-6

(d)	Paragraph (a) to (c) above shall not apply to:
(i)	any step which is vexatious or frivolous and which is discharged or stayed within seven days of being taken; or

(ii)	any re-organisation to which the Majority Lenders have previously consented in writing.
23.8	Creditors’ process

A distress, attachment, execution or other similar legal process is levied, enforced or sued out on or against the assets of any Obligor or Principal Subsidiary having an aggregate book value of more than £3,500,000 (or its equivalent) and is not discharged or stayed within 14 days.

23.9	United States Bankruptcy Laws

(a)	In this Clause 23.9 and Clause 23.18 (Acceleration):

“U.S. Bankruptcy Law” means the United States Bankruptcy Code 1978 or any other bankruptcy, insolvency or similar law of the United States or any state thereof.
(b)	Any of the following occurs in respect of a U.S. Debtor:
(i)	it makes a general assignment for the benefit of creditors;

(ii)	it commences a voluntary case or proceeding under any U.S. Bankruptcy Law;

(iii)	an involuntary case under any U.S. Bankruptcy Law is commenced against it and is not controverted within 60 days or is not dismissed or stayed within 90 days after commencement of the case; or

(iv)	an order for relief or other order approving any case or proceeding is entered under any U.S. Bankruptcy Law.
23.10	Analogous events

Any event occurs which, under the laws of any jurisdiction, has an analogous effect to any event mentioned in Clause 23.6 (Insolvency) or Clause 23.7 (Winding-up).

23.11	Ownership of the Obligors

An Obligor (other than the Company) is not or ceases to be a member of the Restricted Group.

23.12	Unlawfulness

It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents unless the Majority Lenders determine that such unlawfulness is immaterial.

23.13	Proceedings commenced

Any litigation, arbitration or administrative proceeding has commenced which is reasonably likely to be determined adversely and if adversely determined would have a Material Adverse Effect.

23.14	Repudiation

An Obligor repudiates any material provision of any Finance Document.

23.15	Security

Any Security Document is not in full force and effect or does not create in favour of the Security Agent for the benefit of the Finance Parties the Security which it is expressed to create with the ranking and priority it is expressed to have.

23.16	ERISA default

Any:
(a)	Plan which is covered by Title IV of ERISA but which is not a “multiemployer plan” (as that term is defined for the purposes of sections 3(37) and 4001(a)(3) of ERISA) shall terminate under section 4041(c) or section 4042 of ERISA;

(b)	Obligor or any entity, whether or not incorporated, which is under common control with any other Obligor (within the meaning of section 4001(a)(14) of ERISA) shall, or in the reasonable opinion of the Majority Lenders, is likely to, incur any liability in connection with a withdrawal from, or the insolvency or reorganisation (as those terms are defined in section 4245 and section 4241 respectively of ERISA) of, a multiemployer plan; or

(c)	other event or condition shall occur or exist with respect to a Plan,

and such event or condition, together with all other such events or conditions, if any, would have a Material Adverse Effect.
23.17	Material adverse change

Any event or circumstance occurs which will or might reasonably be expected to have a material adverse effect on the ability of the Obligors taken together to perform or comply with their obligations under the Finance Documents.

23.18	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Company:
(a)	cancel the Total Commitments whereupon they shall immediately be cancelled;

(b)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders, provided that, notwithstanding the foregoing, upon the occurrence of an Event of Default specified in Clause 23.9 (United States Bankruptcy Laws) in relation to a U.S. Debtor the Facility to the extent otherwise available to such U.S. Debtor shall cease to be available to that U.S. Debtor and all Utilisations made available to such U.S. Debtor shall become immediately due and payable and all accrued interest, and all other amounts accrued under the Finance Documents owing from such U.S. Debtor shall become immediately due and payable, in each case without declaration, notice or demand by or to any persons; and

provided further that the operation of the above proviso may be waived by the Majority Lenders and that such U.S. Debtor shall not result in any contingent obligations owed by any other members of the Group under any guarantee under Clause 18 (Guarantee and indemnity) becoming an actual obligation until the Agent makes the relevant notice to the Company as directed by the Majority Lenders pursuant to this Clause.

SECTION 9
CHANGES TO PARTIES
24.	CHANGES TO THE LENDERS

24.1	Assignments and transfers by the Lenders

Subject to this Clause 24 and to Clause 24.10 (Restriction on Debt Purchase Transactions by the Group), a Lender (the “Existing Lender”) may:
(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,
to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

24.2	Conditions of assignment or transfer

(a)	An Existing Lender shall consult with the Company before it assigns or transfers to a New Lender, unless:
(i)	an Event of Default has occurred and is continuing; or

(ii)	the New Lender:
(A)	is another Lender; or

(B)	is an Affiliate of a Lender.
(b)	An assignment will only be effective on:
(i)	receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(ii)	performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.
(c)	A transfer will only be effective if the procedure set out in Clause 24.6 (Procedure for transfer) is complied with.

(d)	If:
(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 13 (Tax gross-up and indemnities) or Clause 14 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.
24.3	Assignment to Federal Reserve Bank

In addition to any other assignments or participation rights provided in this Clause 24, each Lender may assign and pledge all or any portion of its Loans and the other obligations owed to such Lender, without notice to or consent of any Party, to a United States Federal Reserve Bank pursuant to Regulation A of the Board and any operating circular issued by such Federal Reserve Bank; provided, however, that, (i) no Lender shall be relieved of any of its obligations under this Agreement as a result of any such assignment and pledge and (ii) in no event shall such United States Federal Reserve Bank be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action under this Agreement.

24.4	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of £1,750.

24.5	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:
(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.
(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:
(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.
(c)	Nothing in any Finance Document obliges an Existing Lender to:
(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 24; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.
24.6	Procedure for transfer

(a)	Subject to the conditions set out in Clause 24.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (b) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender upon its completion of all “know your customer” or other checks relating to any person that it is required to carry out in relation to the transfer to such new Lender.

(c)	On the Transfer Date:
(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)	the Agent, the Arranger, the Security Agent, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arranger, the Security Agent and the Existing Lender shall each be released from further obligations to each other under this Agreement; and

(iv)	the New Lender shall become a Party as a “Lender”.
24.7	Disclosure of information

Any Finance Party may disclose:

(a)	to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:
(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(iii)	appointed by any Finance Party or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (c) of Clause 26.13 (Relationship with the Lenders));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 24.8 (Security over Lenders’ rights) ;

(vii)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(viii)	who is a Party; or

(ix)	with the consent of the Company;
in each case, such Confidential Information as that Finance Party shall consider appropriate if:
(A)	in relation to paragraphs (b)(i), (b)(ii) and b(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)	in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential

Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)	in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;
(c)	to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Company and the relevant Finance Party.

24.8	Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 24, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including:
(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)	in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as Security for those obligations or securities, except that no such charge, assignment or Security shall:
(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by an Obligor or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.
24.9	Notification of French Obligors pursuant to the execution of a Transfer Certificate

(a)	If an Existing Lender assigns any of its rights, or transfers any of its rights and obligations under this Agreement, the New Lender shall procure that an original copy of the assignment agreement or the Transfer Certificate is promptly served on each Obligor incorporated in France by a French bailiff (huissier).

(b)	The costs of this notification shall be borne by the New Lender.

24.10	Restriction on Debt Purchase Transactions by the Group

The Company shall not, and shall procure that no member of the Restricted Group shall, enter into any Debt Purchase Transaction or beneficially own all or any part of the share capital of a company that is a Lender or a party to a Debt Purchase Transaction of the type referred to in paragraphs (b) or (c) of the definition of Debt Purchase Transaction.

24.11	Disenfranchisement of Defaulting Lenders

(a)	For so long as a Defaulting Lender has any Available Commitment, in ascertaining the Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, that Defaulting Lender’s Commitments will be reduced by the amount of its Available Commitments.

(b)	For the purposes of this Clause 24.11, the Agent may assume that the following Lenders are Defaulting Lenders:
(i)	any Lender which has notified the Agent that it has become a Defaulting Lender;

(ii)	any Lender in relation to which it is aware that any of the events of circumstances referred to in paragraphs (a), (b) or (c) of the definition of Defaulting Lender has occurred, unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

24.12	Replacement of a Defaulting Lender

(a)	The Company may, at any time a Lender has become and continues to be a Defaulting Lender, by giving three Business Days’ prior written notice to the Agent and such Lender:
(i)	replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to Clause 24 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement;

(ii)	require such Lender to (and such Lender shall) transfer pursuant to Clause 24 (Changes to the Lenders) all (and not part only) of the undrawn Facility B Commitment of the Lender; or

(iii)	require such Lender to (and such Lender shall) transfer pursuant to Clause 24 (Changes to the Lenders) all (and not part only) of its rights and obligations in respect of Facility B, to a Lender or other bank, financial institution, trust, fund or other entity (a “Replacement Lender”) selected by the Company, and which is acceptable to the Agent (acting reasonably), which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender (including the assumption of the transferring Lender’s participations or unfunded participations (as the case may be) on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest and/or Break Costs and other amounts payable in relation thereto under the Finance Documents.

(b)	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause shall be subject to the following conditions:
(i)	the Company shall have no right to replace the Agent or Security Agent;

(ii)	neither the Agent nor the Defaulting Lender shall have any obligation to the Company to find a Replacement Lender or any other Lender;

(iii)	the transfer must take place no later than 30 days after the notice referred to in paragraph (a) above; and

(iv)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents.
25.	CHANGES TO THE OBLIGORS

25.1	Assignments and transfer by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

25.2	Additional Borrowers

(a)	Subject to compliance with the provisions of paragraphs (c), (d) and (e) of Clause 20.9 (“Know your customer” checks), the Company may request that any of its wholly-owned Subsidiaries or any partnership, each member of which is a wholly-owned Subsidiary in the Restricted Group of the Company, becomes an Additional Borrower. That Subsidiary shall become an Additional Borrower if:
(i)	all the Lenders approve the addition of that Subsidiary (such approval not to be unreasonably withheld or delayed);

(ii)	the Company delivers to the Agent a duly completed and executed Accession Letter;

(iii)	the Company confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower;

(iv)	the Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent) in relation to that Additional Borrower, each in form and substance satisfactory to the Agent; and

(v)	that Subsidiary is or becomes at the same time an Additional Guarantor in accordance with Clause 25.4 (Additional Guarantors).
(b)	No consent shall be required under paragraph (a)(i) above if the relevant Subsidiary is incorporated (or, in the case of a partnership, is formed or registered) in the United Kingdom or in the United States.

(c)	The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent).

25.3	Resignation of a Borrower

(a)	The Company may request that a Borrower (other than the Company) ceases to be a Borrower by delivering to the Agent a Resignation Letter.

(b)	The Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:
(i)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Company has confirmed this is the case); and

(ii)	the Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents, whereupon that company shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents.

25.4	Additional Guarantors

(a)	The Company may request that any of its Subsidiaries in the Restricted Group become an Additional Guarantor. That Subsidiary shall become an Additional Guarantor if:
(i)	the Company delivers to the Agent a duly completed and executed Accession Letter in a form acceptable to the Agent taking into account the requirements of the jurisdiction of incorporation of the Additional Guarantor in order to ensure that the obligations of such Additional Guarantor under Clause 18 (Guarantee and indemnity) are enforceable (taking into account the limitations (if any) imposed by the laws of the jurisdiction of incorporation of such Additional Guarantor);

(ii)	the Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent; and

(iii)	it complies with the provisions of paragraphs (c), (d) and (e) of Clause 20.9 (“Know your customer” checks).
(b)	The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent).

25.5	Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

25.6	Resignation of a Guarantor

(a)	If a Guarantor ceases to be a member of the Restricted Group in accordance with this Agreement, that Guarantor shall cease to be a Guarantor and shall be released from its rights and obligations under the Finance Documents, provided that at the time the Guarantor ceases to be a member of the Restricted Group, no Default is continuing or would result from the Guarantor ceasing to be a member of the Restricted Group.

(b)	The Agent shall, at the request and cost of the Company, execute such documents as may be required to release that Guarantor pursuant to paragraph (a) above.

25.7	Release of Guarantors

(a)	At any time on or after the Security Release Satisfaction Date (provided that no subsequent Compliance Certificate has been delivered showing that the ratios of Net Borrowings to Adjusted EBITDA has been equal to or above 2.00:1 for the Relevant Period ending on any of the previous four Test Dates), the Company shall be entitled to serve notice on the Agent and the Security Agent (a “Security Release Notice”) requiring that Misys Holdings Limited and Misys Holding Inc. shall cease to be Guarantors and shall be released from their rights and obligations under the Finance Documents on the date specified in such notice (the “Security Release Date”).

(b)	Following receipt of a Security Release Notice the Agent and the Security Agent are hereby authorised, at the request and cost of the Company, to execute or enter into on behalf of and without the need for any further consent or authority from any other Finance Party such documents as may be required to release that Guarantor pursuant to paragraph (a) above.

25.8	Transfer of Loans between Borrowers

(a)	A Borrower incorporated or established in the United States or the United Kingdom (the “Transferor Borrower”) may transfer all or any part of any outstanding Loans made to it under this Agreement (which shall exclude for the avoidance of doubt any of its rights and obligations as a Guarantor) to another Borrower incorporated or established in the United States or the United Kingdom (the “Transferee Borrower”) by executing a Borrower Transfer Agreement, provided that:
(i)	no Default is continuing or would result from the proposed transfer; and

(ii)	the Repeating Representations, if made by reference to the facts and circumstances as at the date of the proposed transfer, would be correct,
(collectively the “Conditions”).

(b)	Each Lender hereby instructs the Agent to sign each Borrower Transfer Agreement on its behalf.

(c)	Upon the execution of a Borrower Transfer Agreement, subject to satisfaction of the Conditions:
(i)	the Transferor Borrower shall be released from all obligations as a Borrower in respect of the Loans specified in the relevant Borrower Transfer Agreement (the “Transferred Loans”) and its rights as a Borrower in respect of the Transferred Loans shall be cancelled (such obligations and rights together being the “Discharged Rights and Obligations”, which shall exclude for the avoidance of doubt the Transferor Borrower’s obligations and/or rights as a Guarantor and, in the case of the Transferor Borrower being the Company, otherwise under this Agreement in its capacity as Company);

(ii)	the Transferee Borrower shall assume obligations and/or acquire rights against the Parties which differ from the Discharged Rights and Obligations only insofar as the Transferee Borrower assumed and/or acquired the same in place of the Transferor Borrower;

(iii)	any guarantees or indemnities under this Agreement securing the Discharged Rights and Obligations shall secure the new rights and obligations contemplated in paragraph (ii) above;

(iv)	the Transferee Borrower and the Parties shall acquire the same rights and assume the same obligations between themselves under the Agreement as they would have acquired and assumed had the Transferee Borrower been a Borrower under this Agreement of the Transferred Loans on the date each of the Transferred Loans were made; and

(v)	the Company, the Transferor Borrower and the Transferee Borrower will each be deemed to have made the Repeating Representations on the date of execution of the Borrower Transfer Agreement and on the date the transfer pursuant to the Borrower Transfer Agreement becomes effective, in each case by and to the facts and circumstances at the relevant date.
25.9	Release of Security

(a)	Following receipt of a Security Release Notice, the Security constituted by the Security Documents shall be automatically released on the Security Release Date.

(b)	The Security Agent is hereby authorised, at the request and cost of the Company, to execute or enter into on behalf of and without the need for any further consent or authority from any other Finance Party such documents as may be required to give effect to the release described in paragraph (a) above.

SECTION 10
THE FINANCE PARTIES
26.	ROLE OF THE AGENT, THE SECURITY AGENT AND THE ARRANGER

26.1	Appointment of the Agent and the Security Agent

(a)	Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each other Finance Party appoints the Security Agent to act as security trustee under and in connection with the Finance Documents in relation to any security interest which is expressed to be or is construed to be governed by English law or any other law from time to time designated by the Security Agent and an Obligor.

(c)	Each other Finance Party authorises each of the Agent and the Security Agent to exercise the rights, powers, authorities and discretions specifically given to it under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

26.2	Duties of the Agent and the Security Agent

(a)	The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Lenders and the Security Agent.

(d)	The Agent shall promptly notify the Lenders and the Security Agent of any Default arising under Clause 23.1 (Non-payment).

(e)	The Agent shall promptly send to the Security Agent such certification as the Security Agent may require pursuant to paragraph 7 (Basis of distribution) of Schedule 11 (Security Agency provisions).

(f)	The duties of the Agent and the Security Agent under the Finance Documents are solely mechanical and administrative in nature.

26.3	Role of the Security Agent and Arranger

(a)	The Security Agent shall not be an agent of (except as expressly provided in any Finance Document) any Finance Party under or in connection with any Finance Document.

(b)	Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

26.4	No fiduciary duties

(a)	Nothing in this Agreement constitutes the Agent, the Arranger or the Security Agent (except as expressly provided in any Finance Document) as a trustee or fiduciary of any other person.

(b)	Neither the Agent, the Arranger nor the Security Agent (except as expressly provided in any Finance Document) shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

26.5	Business with the Group

The Agent, the Arranger and the Security Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with, any member of the Group.

26.6	Rights and discretions of the Agent and the Security Agent

(a)	The Agent and the Security Agent may rely on:
(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.
(b)	The Agent and the Security Agent may assume, unless it has received notice to the contrary in its capacity as agent for the Lenders or, as the case may be, as security agent or security trustee for the Finance Parties, that:
(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 23.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)	any notice or request made by the Company (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.
(c)	Each of the Agent and the Security Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	Each of the Agent and the Security Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)	Without prejudice to the generality of paragraph (e) above, the Agent may disclose the identity of a Defaulting Lender to the other Finance Parties and the Company and shall disclose the same upon the written request of the Company or the Majority Lenders.

(g)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent, the Arranger nor the Security Agent is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

26.7	Majority Lenders’ instructions

(a)	Unless a contrary indication appears in a Finance Document, the Agent and the Security Agent shall:

(i)	act in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from acting or exercising any right, power, authority or discretion vested in it as Agent or Security Agent (as the case may be)); and

(ii)	not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with such an instruction of the Majority Lenders.
(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)	Each of the Agent and the Security Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) each of the Agent and the Security Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	Neither the Agent nor the Security Agent is authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

26.8	Responsibility for documentation

None of the Agent, the Arranger or the Security Agent is responsible for:
(a)	the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Arranger, the Security Agent, an Obligor or any other person given in or in connection with any Finance Document; or

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document or the Information Memorandum; or

(c)	any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.
26.9	Exclusion of liability

(a)	Without limiting paragraph (b) below the Agent will not be liable, including without limitation for negligence or any other category of liability whatsoever, for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the Agent or the Security Agent) may take any proceedings against any officer, employee or agent of the Agent or the Security Agent in respect of any claim it might have against the Agent or the Security Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent or the Security Agent may rely on this Clause. Any third party referred to in this paragraph (b) may enjoy the benefit of and enforce the terms of this paragraph in accordance with the provisions of the Contracts (Rights of Third Parties) Act 1999.

(c)	Neither the Agent nor the Security Agent will be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by it if it has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by it for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent, the Arranger or the Security Agent to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent, the Arranger and the Security Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent, the Arranger or the Security Agent.

26.10	Lenders’ indemnity to the Agent and the Security Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent and the Security Agent, within three Business Days of demand, against any cost, loss or liability including without limitation for negligence or any other category of liability whatsoever incurred by the Agent or the Security Agent (otherwise than by reason of the Agent’s or the Security Agent’s gross negligence or wilful misconduct) in acting as Agent or, as the case may be, Security Agent under the Finance Documents (unless the Agent or the Security Agent has been reimbursed by an Obligor pursuant to a Finance Document).

26.11	Resignation of the Agent or the Security Agent

(a)	The Agent or (prior to the Security Release Date) the Security Agent may resign and appoint one of its Affiliates as successor by giving notice to the Lenders and the Company.

(b)	Alternatively the Agent or (prior to the Security Release Date) the Security Agent may resign by giving 30 days’ notice to the Lenders and the Company, in which case the Majority Lenders (after consultation with the Company) may appoint a successor Agent.

(c)	If the Majority Lenders have not appointed a successor Agent or, as the case may be, Security Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the retiring Agent or, as the case may be, Security Agent (after consultation with the Company) may appoint a successor Agent or Security Agent.

(d)	The retiring Agent or Security Agent shall, at its own cost, make available to its successor such documents and records and provide such assistance as its successor may reasonably request for the purposes of performing its functions as Agent or Security Agent under the Finance Documents.

(e)	The resignation notice of the Agent or (prior to the Security Release Date) the Security Agent shall only take effect upon the appointment of a successor.

(f)	Upon the appointment of a successor, the retiring Agent or Security Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 26 and, in respect of any amounts incurred prior to the appointment of such successor, Clause 17 (Costs and Expenses). Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	After consultation with the Company, the Majority Lenders may, by notice to the Agent or, as the case may be, the Security Agent, require it to resign in accordance with paragraph (b) above or, to the extent the Agent or the Security Agent is an Impaired Agent, on such shorter notice as the Majority Lenders may determine. In this event, the Agent or, as the case may be, the Security Agent shall resign in accordance with paragraph (b) above.

(h)	Immediately following the Security Release Date, the Security Agent’s appointment to act as security trustee under and in connection with the Finance Document shall automatically cease with immediate effect, whereupon the Security Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 26 and, in respect of any amounts incurred prior thereto Clause 17 (Costs and Expenses).

26.12	Confidentiality

(a)	The Agent (in acting as agent for the Finance Parties) and the Security Agent (in acting as security agent or trustee for the Finance Parties) shall be regarded as acting through its respective agency or security agency or trustee division which in each case shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent or, as the case may be, the Security Agent, it may be treated as confidential to that division or department and the Agent or, as the case may be, the Security Agent shall not be deemed to have notice of it.

(c)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Security Agent are obliged to disclose to any other person:
(i)	any confidential information; or

(ii)	any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.
26.13	Relationship with the Lenders

(a)	The Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost formulae).

(c)	The Agent, acting for these purposes solely as an agent of the other Finance Parties, shall maintain (and make available for inspection by the Obligors and the Lenders upon reasonable prior notice at reasonable times) at its address referred to in Clause 31.2(c) (Addresses) or one of its other offices a register for the recordation of, and shall record, the names and addresses of the Lenders and the respective amounts owing to each Lender from time to time (the “Register”). The Obligors, the Agent and the Lenders shall deem and treat the persons listed as the Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof.

(d)	Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 31.5 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 31.2 (Addresses) and paragraph (a)(iii) of Clause 31.5 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

26.14	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent, the Arranger and the Security Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:
(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, Security, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, Security, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)	the adequacy, accuracy and/or completeness of the Base Case, Information Memorandum and any other information provided by the Agent, the Security Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, Security, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.
26.15	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Company) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

26.16	Management Time of the Agent and the Security Agent

Any amount payable to the Agent or the Security Agent under Clause 15.3 (Indemnity to the Agent and the Security Agent) (other than under paragraph (b) of that Clause), Clause 17 (Costs and expenses) (other than under Clause 17.1 (Transaction expenses)) or Clause 26.10 (Lenders’ indemnity to the Agent and the Security Agent) shall include the cost of utilising its management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as it may notify to the Company and the Lenders, and is in addition to any fee paid or payable to it under Clause 12 (Fees).

26.17	Security Agency Provisions

The provisions of Schedule 11 (Security Agency provisions) shall bind each Party.

26.18	USA Patriot Act

Each Lender hereby notifies each Obligor that pursuant to the requirements of the USA Patriot Act, such Lender is required to obtain, verify and record information that identifies such Obligor, which information includes the name and address of such Obligor and other information that will allow such Lender to identify such Obligor in accordance with the USA Patriot Act.

27.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement shall:
(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.
28.	SHARING AMONG THE LENDERS

28.1	Payments to Lenders

If a Lender (a “Recovering Lender”) receives or recovers any amount from an Obligor other than in accordance with Clause 29 (Payment mechanics) or Clause 13.3 (Tax indemnity) and applies that amount to a payment due under the Finance Documents then:
(a)	the Recovering Lender shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Lender would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 29 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Lender shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Lender as its share of any payment to be made, in accordance with Clause 29.6 (Partial payments).
28.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Lender) in accordance with Clause 29.6 (Partial payments).

28.3	Recovering Lender’s rights

(a)	On a distribution by the Agent under Clause 28.2 (Redistribution of payments), the Recovering Lender will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)	If and to the extent that the Recovering Lender is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Lender for a debt equal to the Sharing Payment which is immediately due and payable.

28.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Lender becomes repayable and is repaid by that Recovering Lender, then:
(a)	each Lender which has received a share of the relevant Sharing Payment pursuant to Clause 28.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Lender an amount equal to its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Lender for its proportion of any interest on the Sharing Payment which that Recovering Lender is required to pay); and

(b)	that Recovering Lender’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Lender for the amount so reimbursed.
28.5	Exceptions

(a)	This Clause 28 shall not apply to the extent that the Recovering Lender would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Lender is not obliged to share with any other Lender any amount which the Recovering Lender has received or recovered as a result of taking legal or arbitration proceedings, if:
(i)	it notified the other Lenders of the legal or arbitration proceedings; and

(ii)	the other Lender had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice or did not take separate legal or arbitration proceedings.

SECTION 11
ADMINISTRATION
29.	PAYMENT MECHANICS

29.1	Payments to the Agent

(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor (subject to Clause 29.11 (Payments to the Security Agent)) or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London) with such bank as the Agent specifies.

29.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 29.3 (Distributions to an Obligor), Clause 29.4 (Clawback) and Clause 29.11 (Payments to the Security Agent) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London).

29.3	Distributions to an Obligor

The Agent and the Security Agent may (with the consent of the relevant Obligor or in accordance with Clause 30 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

29.4	Clawback

(a)	Where a sum is to be paid to the Agent or the Security Agent under the Finance Documents for another Party, the Agent or, as the case may be, the Security Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Agent or the Security Agent pays an amount to another Party and it proves to be the case that it had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid shall on demand refund the same to the Agent or, as the case may be, the Security Agent together with interest on that amount from the date of payment to the date of receipt by the Agent or, as the case may be, the Security Agent, calculated by it to reflect its cost of funds.

29.5	Impaired Agent

(a)	If, at any time, the Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 29.1 (Payments to the Agent) may instead either pay that amount direct to the required recipient or pay that amount to an interest-bearing account held with an Acceptable Bank and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents. In each case such payments must be made on the due date for payment under the Finance Documents.

(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the beneficiaries of that trust account pro rata to their respective entitlements.

(c)	A Party which has made a payment in accordance with this Clause 29.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)	Promptly upon the appointment of a successor Agent in accordance with paragraph (g) of Clause 26.11 (Resignation of the Agent or the Security Agent), each Party which has made a payment to a trust account in accordance with this Clause 29.5 shall give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution in accordance with Clause 29.2 (Distributions by the Agent).

29.6	Partial payments

(a)	If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:
(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent, the Arranger and the Security Agent under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.
(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

29.7	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

29.8	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or an Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

29.9	Currency of account

(a)	Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

29.10	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:
(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Company); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).
(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

29.11	Payments to the Security Agent

Notwithstanding any other provision of any Finance Document, at any time after any Security created by or pursuant to any Security Document becomes enforceable, the Security Agent may require:
(a)	any Obligor to pay all sums due under any Finance Document; or

(b)	the Agent to pay all sums received or recovered from an Obligor under any Finance Document,

in each case as the Security Agent may direct for application in accordance with the terms of the Security Documents.

30.	SET-OFF

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

31.	NOTICES

31.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

31.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:
(a)	in the case of the Company, that identified with its name below;

(b)	in the case of each Lender or any other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent and the Security Agent, that identified with its name below, or any substitute address, fax number, or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

31.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:
(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 31.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent or the Security Agent will be effective only when actually received by it and then only if it is expressly marked for the attention of the department or officer identified with its signature below (or any substitute department or officer as it shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Company in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

31.4	Notification of address and fax number

Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 31.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

31.5	Electronic communication

(a)	Any communication to be made between the Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender:
(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.
(b)	Any electronic communication made between the Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

31.6	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:
(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.
31.7	Communication when Agent is Impaired Agent

If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Document which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed.

32.	CALCULATIONS AND CERTIFICATES

32.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

32.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

32.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

33.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

34.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

35.	AMENDMENTS AND WAIVERS

35.1	Required consents

(a)	Subject to Clause 35.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

35.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:
(i)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the Margin or the amount of any payment of principal, interest, fees or commission payable;

(iv)	an increase in or extension of any Commitment;

(v)	a change to the Borrowers or Guarantors other than in accordance with Clause 25 (Changes to the Obligors);

(vi)	a change in the currency in which any Loan is to be made or repaid;

(vii)	any provision which expressly requires the consent of all the Lenders;

(viii)	Clause 2.2 (Lenders’ rights and obligations), Clause 24 (Changes to the Lenders), Clause 28 (Sharing among the Lenders), Clause 29 (Payment mechanics) or this Clause 35; and

(ix)	the release of any Security created pursuant to any Security Document or of any Charged Assets (except as provided in any Security Document), shall not be made without the prior consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of the Agent, the Arranger or the Security Agent may not be effected without the consent of the Agent, the Arranger or the Security Agent.

(c)	If any Lender who is a Defaulting Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any of the terms of any Finance Document or other vote of Lenders under the terms of this Agreement which requires the consent of all the Lenders within 15 Business Days (unless the Company and the Agent agree to a longer time period in relation to any request) of that request being made, its Commitment and/or participation in the Loans then outstanding shall not be included for the purpose of calculating the Total Commitments or participations under the relevant Facility/ies when ascertaining whether the consent of all of the Lenders has been obtained to approve that request.

36.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 12
GOVERNING LAW AND ENFORCEMENT
37.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it is governed by English law.

38.	ENFORCEMENT

38.1	Jurisdiction of English courts

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to non-contractual obligations arising out of or in connection with this Agreement or a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 38.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

38.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Additional Obligor (other than an Additional Obligor incorporated in England and Wales):
(a)	irrevocably appoints the Company as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(b)	agrees that failure by a process agent to notify the relevant Additional Obligor of the process will not invalidate the proceedings concerned.
The Company irrevocably and unconditionally accepts that appointment.
THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

Signatures
THE COMPANY
MISYS plc.

By:	JAMES GELLY

Address:	One Kingdom Street
Paddington
London
W2 6BL
England]

Fax:	+44 (0)20 3320 1716
Attention:	Company Secretary
THE ORIGINAL GUARANTORS
MISYS plc.

By:	JAMES GELLY

Address:	One Kingdom Street
Paddington
London
W2 6BL
England

Fax:	+44 (0)20 3320 1716

Attention:	Company Secretary

THE AGENT
HSBC BANK PLC

By:	JOHN HAIRE

Address:	8 Canada Square, London E14 5HQ

Fax:	+44 207 991 4348

Attention:	Corporate Trust and Loan Agency

THE SECURITY AGENT
HSBC CORPORATE TRUSTEE COMPANY (UK) LIMITED

By:	JASON BLONDELL

Address:	8 Canada Square, London E14 5HQ

Fax:	+44 02 7991 4351

Attention:	CTLA Trustee Administration

THE ORIGINAL LENDERS
HSBC BANK PLC
(In its capacity as Original Lender and Arranger)

By:	JOHN HAIRE

Address:	8 Canada Square, London E14 5HQ

Copy to:	8th Floor Exchange Buildings, 8 Stephenson Place, Birmingham B2 4NH

Fax:	0121 252 6484

Attention:	Ian Sharp

THE ROYAL BANK OF SCOTLAND PLC
(In its capacity as Original Lender and Arranger)

By:	TREVOR NEILSON

Address:	135 Bishopsgate, London, EC2M 3UR

Fax:	+44 20 7085 8549

Attention:	Trevor Neilson

BARCLAYS BANK PLC
(In its capacity as Original Lender)

By:	JOHN ATKINSON

Address:	Barclays Bank PLC, TMT Team, 1st Floor, 27 Soho Square, London, W1D 3QR

Fax:	0207 445 5802

Attention:	Paul Jackson

BARCLAYS CAPITAL
(In its capacity as Arranger)

By:	JOHN ATKINSON

Address:	5 The North Colonnade, Canary Wharf, London, E14 4BB

Fax:	0207 773 489

Attention:	Niels Pedersen

CLYDESDALE BANK PLC (trading as YORKSHIRE BANK)
(In its capacity as Original Lender and Arranger)

By:	KEVIN RIMMER

Address:	The Chancery, Floor 1, Spring Gardens, Manchester M2 1YB

Fax:	0161 832 5187

Attention:	Kevin Rimmer

KFW IPEX-BANK GMBH LONDON BRANCH
(In its capacity as Original Lender and Arranger)

By:	MICHAEL GREVEN, THOMAS LEHMANN

Address:	KfW IPEX-Bank GmbH, London Branch, 29th Floor, 30 St Mary Axe, London, EC3A 8EP, United Kingdom

Fax:	+44 203 140 9835

Attention:	Michael Greven